EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

- by and among -

DOMTAR INC. and DOMTAR PULP AND PAPER PRODUCTS INC.

as Vendors

- and -

EACOM TIMBER CORPORATION

as Purchaser

5.3	Negative Covenants of the Vendors.	51
5.4	Independent Inquiry and Forward Looking Information.	52
5.5	Consents, Regulatory Approvals and Other Authorizations.	54
5.6	Notification Covenant regarding Representations.	57
5.7	Transition Services.	57
5.8	Letters of Credit.	57
5.9	Ear Falls Easement.	57
5.10	Dryden Forest Lands Collective Agreement.	60
5.11	Vermilion B2B Agreement.	60
5.12	Purchaser Equity Financing	60
5.13	Corporate Opinion	60
5.14	Commission de la protection du territoire agricole Approval	60
5.15	United States Customs Bond	61

6.	CONDITIONS OF CLOSING	61
6.1	Mutual Conditions.	61
6.2	Conditions for the Benefit of the Purchaser.	62
6.3	Conditions for the Benefit of the Vendors.	62
6.4	Termination.	63
6.5	Break Fee.	63

7.	CLOSING MATTERS	64
7.1	Vendors’ Closing Documents.	64
7.3	Terms of Closing.	66
7.4	Books and Records.	66

8.	EMPLOYEE MATTERS	66
8.2	Offer of Employment.	66
8.4	Labour and Employment Disputes.	67
8.5	Termination Compensation.	67

9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	68
9.1	Survival of Representations and Warranties.	68

10.	INDEMNIFICATION	68
10.1	Indemnity by the Vendors.	68
10.2	Indemnity by the Purchaser.	68
10.3	Limitations on Warranty Claims.	69
10.4	Acknowledgement.	70
10.5	Provisions Relating to Indemnity Claims.	70
10.6	Sole Remedy.	72
10.7	Characterization of Indemnity Payments.	72

11.	RISK OF LOSS	72

12.	POST-CLOSING MATTERS	73
12.1	Possession Following Closing Date.	73

ii

12.2	Post-Closing Access.	73
12.3	Post-Closing Information.	74
12.4	Covenant Not to Compete.	74
12.5	Non-Solicitation Covenant.	74
12.6	Use of Vendors’ Names or Marks.	75
12.7	Certification.	76
12.8	Equity Entities.	76
12.9	Accounts Receivable Collection.	76

13.	MISCELLANEOUS	76
13.1	Amendment and Modification; Waiver.	76
13.2	Expenses.	76
13.3	Public Disclosure.	77
13.4	Assignment.	77
13.5	Entire Agreement.	77
13.6	Planning Act.	77
13.7	No Third Party Beneficiaries.	77
13.8	Further Assurances.	78
13.9	Counterparts.	78
13.10	Performance on Holidays.	78
13.11	Notices.	78
13.12	Language.	79
13.13	Governing Law.	79

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as at March     , 2010

BY AND AMONG:	DOMTAR INC., a corporation existing pursuant to the laws of Canada (“Domtar”)

AND:	DOMTAR PULP AND PAPER PRODUCTS INC., a corporation existing pursuant to the laws of Canada (“DPPPI” and, together with Domtar, the “Vendors”)

AND:	EACOM TIMBER CORPORATION, a corporation existing pursuant to the laws of British Columbia (the “Purchaser”)

WHEREAS the Vendors own the Purchased Assets and operate the Business (each as hereinafter defined) and have certain contracts, rights, permits, obligations, and liabilities related thereto; and

WHEREAS the Vendors wish to sell the Purchased Assets and the Business and the Purchaser wishes to purchase the same on the terms and conditions set out herein.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein, the Parties hereto covenant and agree as follows:

1.	INTERPRETATION

1.1	Definitions.

Unless otherwise specifically provided or the context otherwise requires, where used in this Agreement (including the Exhibits hereto) and the Recitals to this Agreement, the following terms shall have the meanings set forth or as referenced below:

1.1.1	“AAC” means the allowable annual cut volume to which the Vendor is entitled, pursuant to a Forest Tenure or otherwise, in connection with a Sawmill;

1.1.2	“AAC Adjustment Amount” means the amount calculated in accordance with Exhibit F;

1.1.3	“Accountants” means PricewaterhouseCoopers LLP;

1.1.4	“Accountants’ Determination” has the meaning ascribed thereto in Section 2.7.3;

1.1.5	“Accounts Receivable” means, without duplication all accounts receivable, including advances to contractors and silviculture receivables, in respect of the Business and all notes receivable, loans receivable, evidences of Indebtedness and rights to receive payments adjusted in each case for doubtful accounts in accordance with GAAP and security arrangements, and collateral securing repayment and satisfaction of any of the foregoing, save and except, for purposes of clarity, for the Excluded Receivables;

1.1.6	“Additional Lands” has the meaning ascribed thereto in Section 5.9 hereof.

1.1.7	“Adjustment Amount” has the meaning ascribed thereto in Section 2.7.4 hereof.

1.1.8	“Affiliate” with respect to any Person means another Person which is affiliated with the first mentioned person within the meaning thereof in the Securities Act (Ontario);

1.1.9	“Agreement” means this agreement, the recitals hereto and all Exhibits attached hereto, in each case, as they may be amended or supplemented from time to time in accordance with this Agreement, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.1.10	“Anthony Amount” means the portion of the Purchase Price allocated to the purchase of the Domtar’s Equity Interest in Anthony-Domtar Inc. (the “Anthony Equity Interest”) pursuant to Section 2.4 hereof which shall not be included in the Purchase Price in the event that the Anthony Equity Interest cannot be transferred to the Purchaser at the Closing as a result of the exercise of rights of first refusal or other rights pursuant to the relevant Equity Entities Agreements;

1.1.11	“Applicable Law” means, at all relevant times, in respect of any Person, property, transaction or event any domestic or foreign statute, law, common law, ordinance (excluding any Environmental Laws), rule, regulation, by-law (zoning or otherwise), treaty or Order, in each case binding at such time on the Person property, transaction or event referred to in the context in which such words are used and all policies, guidelines, manuals, procedures, requirements, requests, official directives, rules, consents, approvals and authorizations purporting to have authority over such Person, property, transaction or event at such time;

1.1.12	“arm’s length” has the meaning attributed to it under the Income Tax Act (Canada);

1.1.13	“Assumed DC Plans” has the meaning ascribed to it in Exhibit A;

1.1.14	“Assumed Liabilities” means the obligations and liabilities of the Vendors relating exclusively to the Business or the Purchased Assets, whether existing, accrued or accruing, whether direct, indirect or contingent, and whether known or unknown on the Closing Date (other than Excluded Liabilities) including:

1.1.14.1	all liabilities and obligations of the Vendors under the Contracts forming part of the Purchased Assets (other than liabilities of the Vendors relating to goods or services delivered to the Business prior to the Closing but not accrued in the Post-Closing Working Capital Statement) and the Licences and Permits, excluding the unassignable Contracts, Leases and Licences and Permits referred to in Section 3.10;

1.1.14.2	the obligations and liabilities assumed by the Purchaser under Article 8 and Exhibit A;

1.1.14.3	the Recall Employees Liabilities;

1.1.14.4	all of the obligations and liabilities relating to the Employees, on or after the Closing Date (including those Employees who were on layoff or otherwise absent from the workplace as of the Closing Date), including liabilities relating to the employment of such Employees and in respect of Employees who accept employment with the Purchaser or who become employees of the Purchaser by operation of law liabilities relating to termination of employment; all liabilities for benefits, vacation pay, severance or termination claims and all liabilities for claims made for payment in lieu of notice of termination; provided that, with respect to Non-Unionized Employees receiving long-term disability benefits at the Closing Date, only the obligations and liabilities arising, on or after the day on which such Employee is approved to return to work shall be Assumed Liabilities;

1.1.14.5	in respect of all Employees who accept employment with the Purchaser or who become employees of the Purchaser by operation of law, all liabilities for accrued salary and accrued vacation pay related to such Employees prior to the Closing Date, to the extent that such liabilities are identified in the Post-Closing Working Capital Statement; and

1.1.14.6	any Environmental Liabilities in respect of the Purchased Assets or the Business

1.1.15	“Base Purchase Price” means the sum of the amounts set forth or referred to at subsections 2.2.1, 2.2.3 and 2.2.4 hereof.

1.1.16	“Benefit Plans” means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded, including any post-retirement benefits), sponsored, maintained or contributed to or required to be contributed to by the Vendors for the benefit of any of the Employees, whether or not insured and whether or not subject to any Applicable Law, except that the term “Benefit Plans” shall not include the Canada Pension Plan, the Quebec Pension Plan or plans administered pursuant to applicable provincial or federal health, workers’ compensation and employment insurance legislation;

1.1.17	“Books and Records” means all books, data and records (or appropriate extracts), including in electronic form, in the possession or control of the Vendors related primarily or exclusively to the Business, the Purchased Assets including operating, inventory, personnel, payroll and customer and supplier lists and records, any legal and accounting records (including books of account, ledgers, journals, records of accounts payable and receivable, cost and prices, information), all plans and specifications in the Vendors’ possession or control relating to the plant, buildings, structures, improvements and fixtures situated on the Lands or Leased Premises used in the Business (including all electrical, mechanical and structural drawings related thereto), customer and supplier lists, data, correspondence and files. To the extent any books and records pertain to both the Business and other activities of the Vendors, “Books and Records” shall mean, to the extent reasonably possible, copies, whether in paper or electronic format, of such items with information relating to other activities of the Vendors removed;

1.1.18	“Break Fee” means the sum of $1,600,000, $600,000 of which will be funded on the date hereof by the Purchaser and held and administered pursuant to the Escrow Agreement, all as set out at Section 6.5;

1.1.19	“Bulk Loss” has the meaning ascribed thereto in Section 2.10 hereof;

1.1.20	“Business” means the wood harvesting, sawmilling, manufacturing and sales business of the Vendors relating to the Purchased Assets including the Sawmills, the Woodland Operations, the Forest Tenures, the Forest Tenure Interests and the Equity Interests;

1.1.21	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in British Columbia, Montreal, Quebec or Toronto, Ontario;

1.1.22	“Business Financial Information” means the special purpose combined pro-forma non-audited internal working capital and statement of earnings of the Business as at and for the 12-month period ending December 31, 2009, a copy of which can be found under Section 1.1.22 of the Disclosure Statement;

1.1.23	“Canadian Dollars” means the lawful currency of Canada;

1.1.24	“Capital Lease Obligations” means lease obligations capitalized in accordance with GAAP;

1.1.25	“Certified Working Capital” means the Working Capital as shown on the Post-Closing Working Capital Statement or, if recalculated by the Accountants in accordance with Section 2.7 hereof, the final and binding determination of Working Capital pursuant to that Section;

1.1.26	“Closing” means the completion of the purchase and sale of the Purchased Assets as set out in Section 3.1 hereof;

1.1.27	“Closing Date” has the meaning as ascribed thereto in Section 3.1 hereof;

1.1.28	“Collective Agreements” means collective agreements in relation to the Business (including expired collective agreements which have not been renewed to the extent they are still operative) and related documents including, letters of understanding, letters of intent with a Union relating to Employees by which either of the Vendors are bound or which impose any obligations upon either of the Vendors or set out the understanding of the parties or an interpretation with respect to the meaning of any provisions of such collective agreements, all as listed in Section 1.1.28 of the Disclosure Statement;

1.1.29	“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act;

1.1.30	“Competing Business” has the meaning ascribed thereto in Section 12.4 hereof;

1.1.31	“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder, as amended from time to time;

1.1.32	“Competition Act Approval” means:

(a)	the applicable waiting periods prescribed under Section 123 of the Competition Act shall have expired and a “no action” letter indicating that the Commissioner has determined not to make an application for an order under Section 92 of the Competition Act shall have been received from the Commissioner; or

(b)	the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement.

1.1.33	“Competition Authorities” means the Commissioner and the Canadian Competition Bureau;

1.1.34	“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada), as amended from time to time;

1.1.35	“Confidentiality Agreement” means the confidentiality agreement dated October 8, 2009 between the Purchaser and Domtar;

1.1.36	“Consents” means all required third party notices, consents and approvals to the assignment by the Vendors of the Purchased Assets to the Purchaser and all required consents, authorizations, registrations and approvals required by any Governmental Authority relating to the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 1.1.36 of the Disclosure Statement;

1.1.37	“Consolidated Equity Entities” means Elk Lake and Anthony-Domtar Inc. and Domtar’s “Consolidation Interest” in respect of these Equity Entities means at any time the Vendor’s actual ownership interest therein which as at the date hereof is 66.7% and 50% respectively, subject to adjustment up or down upon the exercise of any rights of first refusal, in which case the “Consolidation Interest” in respect of these Equity Entities could be 0%;

1.1.38	“Contaminants” means any pollutant, contaminant, waste, toxic, corrosive or hazardous substance, deleterious substance, dangerous substance, or hazardous or special waste as defined in, or prohibited or regulated by, any Environmental Laws including asbestos, asbestos-containing materials, radioactive materials, urea formaldehyde, petroleum products and PCBs (polychlorinated biphenyls);

1.1.39	“Contracts” means any oral or written agreement, indenture, contract, lease, deed of trust, licence, covenant, right-of-way, easement, right-to-purchase, option, instrument or other commitment;

1.1.40	“Current Assets” means, at any time, such of the Purchased Assets, and Domtar’s Consolidation Interest in the current assets of the Consolidated Equity Entities which, in accordance with GAAP applied on a basis consistent with the Domtar Annual Financial Statements and the provisions of Exhibit B, are shown in the Books and Records of the Vendors as Net Cash, Accounts Receivable, Inventories and prepaid expenses, but excluding Tenure Deposits and Proceeds of Loss;

1.1.41	“Current Liabilities” means, at any time, the aggregate amount of such of the Assumed Liabilities which, in accordance with GAAP applied on a basis consistent with the Domtar Annual Financial Statements and the provisions of Exhibit B are shown in the Books and Records of the Vendors, as accounts payable and accrued liabilities including accrued holiday pay and bonuses, the current portion of silviculture liabilities and accrued trade liabilities as at that time for, and in respect of, any goods purchased by, or services performed for, prior to the Closing, plus Domtar’s Consolidation Interest in such current liabilities of the Consolidated Equity Entities;

1.1.42	“DFL Collective Agreement” means the Collective Agreement Between Weyerhaeuser Dryden Operations and Communications, Energy and Paperworkers, Union of Canada, Local 324, September 1, 2004 to August 31, 2009;

1.1.43	“Disclosure Statement” means the disclosure statement dated the date hereof, delivered by the Vendors to the Purchaser relating to certain matters concerning the Vendors, the Business and the Purchased Assets;

1.1.44	“Domtar Annual Financial Statements” means the 2009 annual audited consolidated financial statements of Domtar Corporation;

1.1.45	“Domtar Excluded Mark” has the meaning ascribed thereto in Section 12.6;

1.1.46	“Ear Falls Land Parcel” has the meaning ascribed thereto in Section 5.9 hereof;

1.1.47	“Ear Falls Rail Line Parcel” means the land associated with the legal description in Exhibit C hereto;

1.1.48	“Elk Lake” means Elk Lake Planing Mill Limited;

1.1.49	“Elk Lake Amount” means the portion of the Purchase Price allocated to Domtar’s Equity Interest in Elk Lake the “Elk Lake Equity Interest”) pursuant to Section 2.4 hereof which shall not be included in the Purchase Price in the event that the Elk Lake Equity Interest cannot be transferred to the Purchaser at the Closing as a result of the exercise of rights of first refusal or other rights pursuant to the relevant Equity Entities Agreements;

1.1.50	“Elk Lake Assets” means all of the assets of Elk Lake;

1.1.51	“Employees” means individuals employed or retained by either Vendor, on a full-time, part-time or temporary basis, relating to the Business, including those employees of the Business on lay-off, disability leave, parental leave or other absence;

1.1.52	“Employee Costs” means notice of termination, termination pay, severance pay and other costs, liabilities and obligations including entitlement to benefit coverage, stock options or incentive compensation whether due under contract, statute, common law or otherwise relating to the Employees who do not accept employment with the Purchaser;

1.1.53	“Employment Contracts” means Contracts, other than Benefit Plans, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee which imposes any obligation on the Vendor;

1.1.54	“Encumbrance” means any encumbrance of any kind whatsoever and includes, without limitation, a security interest, mortgage, lien, deed of trust, indenture, hypothec, pledge, charge, collateral assignment, title retention agreement, option, right of first refusal security under Section 426 or Section 427 of the Bank Act (Canada), any covenant or other agreement, restriction or limitation relating to the transfer of the Purchased Assets whether created or arising by agreement, statute or otherwise at law, attaching to property, interests and rights and shall be construed in the widest possible forms and principles known under the loans applicable to such property and any (a) easement, (b) restrictive covenant, (c) right of way, (d) restriction, (e) encroachment or (f) title reservation of any kind with respect to real property;

1.1.55	“Environment” means the air above the land, the water (including surfacewater and groundwater) in, on and under the lands and the land (including soil, sediments and lands submerged under water) as well as all animals, plants, fish and other species using, or living, in such areas;

1.1.56	“Environmental Laws” means any domestic or foreign statute, law ordinance, rule, regulation, by-law or Order relating to the Environment, in each case binding on the Person referred to in the context in which such words are used including, for greater certainty, relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, remediation, release or disposal of any Contaminants, including the provisions of any Forestry Laws relating thereto, but excluding those relating to occupational health and safety;

1.1.57	“Environmental Liabilities” means any and all liability, claim, demand, obligation, cause of action, remediation, cost recovery action, investigation, proceeding, Order, violation, damage, Loss, judgment, penalty, or fine asserted by any third party (including any private party or Government Authority), arising out of, or relating to the Environment or Environmental Laws. “Environmental Liabilities” includes, without limitation, any cost of removing or disposing of any Contaminants, any cost relating to enforcement or legally required remedial actions, and any other cost or expense whatsoever, related to emissions or effluent containing Contaminants, whether onto or from the Lands or Leased Premises;

1.1.58	“Environmental Permits” means all permits, certificates, approvals, consents, authorizations, registrations, licences, exemptions, waivers or other Orders issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws;

1.1.59	“Environmental Reports” has the meaning ascribed thereto in Section 4.1.33.4 hereof;

1.1.60	“Equity Amount” has the meaning ascribed thereto in Section 2.2.3 hereof;

1.1.61	“Equity Entities” means Gogama, Elk Lake, Isidore Roy Limited and Anthony-Domtar Inc.;

1.1.62	“Equity Entities Agreements” means all Contracts governing Domtar’s rights and obligations in respect of the Equity Entities (including shareholders’ agreements, harvest rights and other agreements related thereto) or the constating documents of the Equity Entities as set forth in Section 1.1.62 of the Disclosure Statement;

1.1.63	“Equity Interests” means all of the Vendor’s right, title and interest in and to the shares, indebtedness, securities, joint venture, harvest and supply rights and other interests in or business of the Equity Entities;

1.1.64	“Escrow Agent” means Equity Transfer & Trust Company;

1.1.65	“Escrow Agreement” means the agreement entered into by the Parties and the Escrow Agent on the date hereof relating to the portion of the Break Fee to be held in escrow, in the form attached hereto as Exhibit D;

1.1.66	“Estimated Working Capital Amount” means the amount set out in the Estimated Working Capital Statement as determined in accordance with Section 2.5 and in accordance with the provisions of Exhibit B hereto;

1.1.67	“Estimated Working Capital Statement” means the statement of estimated Working Capital prepared by Domtar in accordance with the provisions of Exhibit B hereto and certified by an authorized officer of Domtar;

1.1.68	“Excess Cash” means all cash and cash equivalents of the Consolidated Equity Entities in excess of their normal working capital requirements in the ordinary course of their business;

1.1.69	“Excluded Assets” means any of the following property or assets:

1.1.69.1	all cash or cash equivalents on hand or in banks or other depositories;

1.1.69.2	the Excluded Receivables;

1.1.69.3	all insurance policies held by the Vendors or their Affiliates and all recoveries or rights to same which relate to, or are in reimbursement of, any expenses incurred by the Vendors in respect of damages to, or Loss of, the Vendors relating to the Purchased Assets prior to the Closing Date;

1.1.69.4	all income Tax installments paid by the Vendors, the right to receive any refund of Taxes paid by the Vendors, deferred Tax credits and other Tax credits including research and development Tax credits, refundable to the Vendors and all interest thereon;

1.1.69.5	the name “Domtar” (or any variation thereof), all trade or brand names, business names, trade-marks, trade-mark registrations and applications, service marks, service-mark registrations and applications, logos, copyrights and copyright registrations and applications incorporating the name “Domtar” or any variation thereof (including all domain names, e-mail addresses, intranet or extranet site contents and websites using in any way the name “Domtar” or any variation thereof), and all of the Goodwill relating to same, except the right to use same for a period of 60 days from the Closing Date as provided in Section 12.6;

1.1.69.6	all of the Benefit Plans except as to be specifically transferred to the Purchaser as provided in Article 8 and Exhibit A;

1.1.69.7	the Trout SFL, the Wabigoon sustainable forestry licence held or used by the Vendors, any Forest Tenure not specifically enumerated in Section 1.1.75 of the Disclosure Statement and, for greater certainty, the “Joe-Bob” fishing camp;

1.1.69.8	the freehold timberland property owned or held by the Vendors or their Affiliates;

1.1.69.9	all rights and benefits under foreign exchange contracts and derivatives on lumber, gas, energy and raw materials;

1.1.69.10	all information technology equipment, hardware and software not located at the Sawmills or currently shared as between the Business and the Vendors, unless otherwise specifically listed in Section 1.1.89 of the Disclosure Statement;

1.1.69.11	all rights of the Vendors pursuant to all pending proceedings relating to the operation of the Business before any court, arbitrator or administrative or regulatory body or other Governmental Authority;

1.1.69.12	any Intellectual Property not listed in Section 1.1.89 of the Disclosure Statement;

1.1.69.13	any property, asset, undertaking and rights, real (immovable) and personal (movable), tangible (corporeal) and intangible (incorporeal), of every kind and description owned by the Vendors and relating exclusively to any Sawmill excluded from the transactions contemplated herein in accordance with Article 11 or the terms of Exhibit F;

1.1.69.14	the Anthony Equity Interest in the event the Anthony Equity Interest cannot be transferred to the Purchaser at the Closing as a result of the exercise of rights of first refusal pursuant to the relevant Equity Entities Agreements; and

1.1.69.15	the Elk Lake Equity Interest in the event the Elk Lake Equity Interest cannot be transferred to the Purchaser at the Closing as a result of the exercise of rights of first refusal pursuant to the relevant Equity Entities Agreements.

1.1.70	“Excluded Liabilities” means any and all Indebtedness, any liability or obligation owed by the Business to the Vendors, any Affiliate of the Vendors (other than an Equity Entity) or another division of Domtar and any and all obligations and liabilities of the Vendors whether existing, accrued or accruing, whether direct, indirect or contingent and whether known or unknown at the Closing Date, which do not relate exclusively to the Business or the Purchased Assets, and including:

1.1.70.1	any and all Taxes payable by the Vendors whether or not related exclusively to the Business or the Purchased Assets (including tax reassessments for prior years) except as expressly provided in Section 3.6 hereof;

1.1.70.2	liabilities of the Vendors incurred in connection with any business of the Vendors other than the Business;

1.1.70.3	liabilities relating to the Benefit Plans except as to be specifically assumed by the Purchaser as provided in Article 8 and Exhibit A;

1.1.70.4	all product liability claims and liabilities for warranty or product return claims relating to any finished goods or by-products of the Business sold and delivered by the Vendors in the period preceding the Closing Date;

1.1.70.5	liabilities of the Vendors pursuant to any pending proceeding against the Vendors relating to the operation of the Business before the Closing Date before any court, arbitrator or administrative or regulatory body or other Governmental Authority except any liabilities specifically assumed by the Purchaser in Section 8.4, or relating to any proceeding relating to the operation of the Business brought before any court, arbitrator or administrative or regulatory body or other Governmental Authority after the Closing, even if relating to facts which occurred before Closing;

1.1.70.6	all of the obligations and liabilities relating to the Employees, on or prior to the Closing Date other than the Assumed Liabilities listed at Sections 1.1.14.2, 1.1.14.3, 1.1.14.4 and 1.1.14.5;

1.1.70.7	all liabilities for post-retirement and other retirement benefits due or accruing to persons employed by the Business who retired prior to the Closing Date;

1.1.70.8	all liabilities relating to the Ear Falls Rail Line Parcel;

1.1.70.9	all of the obligations and liabilities relating to the Employees entitled to enhanced severance;

1.1.70.10	liabilities in respect of pension benefits accrued by Employees at the Closing Date under the Vendors’ DB Pension Plans, as defined in Exhibit A hereto;

1.1.70.11	all liabilities for accrued salary and accrued vacation pay related to the employment by the Vendor of all Employees prior to the Closing Date, to the extent that such liabilities are not identified in the Post-Closing Working Capital Statement;

1.1.70.12	all statutory notice and statutory severance payable to Ontario Salaried Employees pursuant to the Employment Standards Act 2000 (Ontario) as a result of such Salaried Employees not accepting employment with the Purchaser on Closing pursuant to Article 8 hereof; and

1.1.70.13	all obligations and liabilities relating to any property, asset, undertaking and rights, real (immovable) and personal (movable), tangible (corporeal) and intangible (incorporeal), of every kind and description owned by the Vendors and relating exclusively to any Sawmill excluded from the transactions contemplated herein in accordance with Article 11 or the terms of Exhibit F.

1.1.71	“Excluded Receivables” means all (i) all trade accounts receivable from customers, including all trade accounts receivable representing amounts receivable in respect of the sale of finished goods, raw materials (including logs), and by-products (including chips, sawdust and shavings), as well as (ii) all receivables relating to amounts owing to the Business by any Affiliate other than an Equity Entity or division of Domtar;

1.1.72	“Extended Termination Date” has the meaning ascribed thereto in Section 3.1 hereof;

1.1.73	“Fibre Supply Agreements” means collectively the agreements relating to the supply of chips and hog fuel from the Business to the Vendors’ Dryden and Espanola pulp mills all substantially in the form set forth in Exhibit E;

1.1.74	“Forestry Laws” means at all relevant times, in respect of any Person, property, transaction or event, any domestic or foreign statute, law, common law, ordinance, rule, regulation, by-law, treaty or Order relating to Forest Tenures, the woodland and forestry operations as well as to the management and protection of forest lands and forest resources, in each case binding at such time on the Person, property, transaction or event referred to in the context in which such words are used, and all policies, guidelines, manuals, procedures, requirements, requests, official directives, rules, consents, approvals and authorizations relating to such statute, law, common law, ordinance, rule, regulation, by-law, treaty and Order;

1.1.75	“Forest Tenures” means all of the forestry licences (including, but not limited to, contrats d’approvisionnement et d’aménagement forestier (CAAF), sustainable forest licences, overlapping licences and covenants and forest resource licences), harvest allocation, harvesting licences or rights, crown timber supply agreements, ministerial commitments, including interests held through the Forest Tenure Entities and any other entities holding cooperative sustainable forest licences, approvals to conduct forest tenure activities, and other grants and other licences to harvest wood in Ontario and Quebec owned or held by the Vendors in respect of the Business, being solely those listed in Section 1.1.75 of the Disclosure Statement;

1.1.76	“Forest Tenure Entities” means Northshore Forest Inc., Timiskaming Forest Alliance Inc., The Vermilion Forest Management Company Ltd. and Pineland Timber Company, Limited;

1.1.77	“Forest Tenure Interests” has the meaning ascribed thereto in Section 4.1.18 hereof;

1.1.78	“GAAP” means generally accepted accounting principles in the United States of America;

1.1.79	“Gogama” means Gogama Forest Products Inc.;

1.1.80	“Gogama Assets” means all of the assets of Gogama;

1.1.81	“Goodwill” means the goodwill of the Business and information and documents related thereto, including lists of customers and suppliers, credit information research materials, and research and development files;

1.1.82	“Governmental Authority” means any domestic or foreign government whether federal, provincial, municipal, state or local and any Person, agency, authority (including the Competition Authorities), court, tribunal (including the Competition Tribunal), commission, commissioner (including the Commissioner) or other regulatory body of any kind whatsoever constituted by such government;

1.1.83	“GST” has the meaning ascribed thereto in Section 4.1.26 hereof;

1.1.84	“Indebtedness” means, without duplication, any liability of a Person for borrowed money or under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, evidenced by a bond, note, debenture, indenture or similar instrument;

1.1.85	“Indemnified Party” has the meaning ascribed thereto in Section 10.5.1 hereof;

1.1.86	“Indemnifying Party” has the meaning ascribed thereto in Section 10.5.1 hereof;

1.1.87	“Indemnity Claim” has the meaning ascribed thereto in Section 10.5 hereof;

1.1.88	“Intangible Property” means all right, title and interest of the Vendor in and to the intangible assets and property used in or related exclusively to the Business including all telephone numbers, facsimile numbers, but specifically excluding any and all Intellectual Property;

1.1.89	“Intellectual Property” means all right, title and interest of the Vendors in and to the intellectual property used in or related exclusively to the Business including issued patents, inventions, pending applications for patents, copyrights, copyright registrations and applications, industrial designs and process, royalty rights, or other proprietary rights (and any applications related thereto), ISO registrations, dedicated computer software other than commercial off-the-shelf software, (including licences to use such computer software) and related documentation and the latest revision of all related object and source codes therefor, engineering drawings and plans, technical specifications and ratings data, know-how, trade secrets, instruction manuals, formulae, industrial and production technology, process control technology, and similar rights used in the Ordinary Course of the Business listed in Section 1.1.89 of the Disclosure Statement;

1.1.90	“Inventories” means, at any time, all inventories wherever located, including (i) all finished goods (products held for sale), work in process (products at some stage of production), raw materials (including logs), and by-products (including chips, sawdust and shavings) and (ii) all other maintenance, repair and operating materials and supplies, including spare parts, fuels, and packaging material;

1.1.91

“Lands” means the fee simple interest of the Vendors in lands and real and immovable property owned by the Vendors relating exclusively to the Business and upon which the Purchased Assets are situated, all of which are listed and described in Section 1.1.91 of the Disclosure Statement, including, without limitation, the Sawmills, and including all easements, servitudes, rights-of-way and other appurtenances of such lands and property together with all plants, premises, buildings, structures, appurtenances, fixtures, private roads, rail links, rail sidings, bridges and other improvements situated thereon, therein and thereunder, and all Material easements, servitudes, rights-of-way and other appurtenances of such lands and property as are listed and described in Section 1.1.91 of the Disclosure Statement;

1.1.92	“Leased Premises” means the leased premises listed in Section 1.1.92 of the Disclosure Statement and other similar rights related to the Business and any other rights of a similar nature issued, subsequent to the date of this Agreement, to the Vendors for the benefit of the Business and which, in each case, do not expire before the Closing Date;

1.1.93	“Leases” means all the leases, offers to lease and other occupancy agreements related to the Leased Premises, all of which are listed in Section 1.1.93 of the Disclosure Statement;

1.1.94	“Letters of Credit” means the letters of credit and other documentary credits of the Vendor in connection with the Business or the Purchased Assets set forth in Section 1.1.94 of the Disclosure Statement;

1.1.95	“Licences and Permits” means all the licences, permits, certificates, approvals, consents, registrations, orders, grants and other authorizations and rights held by or issued for the benefit of the Vendors and related to the Business including, but not limited to, the Forest Tenures and Environmental Permits;

1.1.96	“Loss” and “Losses” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a Party (including the costs and expenses of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, assessments, judgments, Orders, rulings, dues, penalties, fines, amounts paid in settlement or compromise, including court costs and reasonable legal fees and expenses);

1.1.97	“Material”, and “Materially” mean a circumstance or event that adversely affects the financial condition, results of operations, or liabilities of the Business or a matter of material importance to the Business, in each case as currently conducted (assuming that the Sawmills that are currently shut down are operating as operated in the Ordinary Course prior to ceasing their operations), taken as a whole, on a standalone basis, separate from any other business of the Vendors and treating any related party transactions of the Business with other businesses of the Vendors as having been conducted on an arm’s length basis;

1.1.98	“Material Consents” means the Consents listed in Section 1.1.98 of the Disclosure Statement on the terms and conditions described herein;

1.1.99	“Material Adverse Change” or “Material Adverse Effect” means with respect to a Person, fact, circumstance, event, thing, term, right, obligation or other matter that (alone or in combination with one or more related Persons, facts, circumstances, events, things, terms, rights, obligations or other matters) such Person, fact, circumstance, event, thing, term, right, obligation or other matter significantly adversely affects or could reasonably be expected to significantly adversely affect the Forest Tenures, Woodland Operations, any of the Sawmills (assuming that the Sawmills that are currently shut down are operating as operated in the Ordinary Course prior to ceasing their operations) or any Material portion of the Purchased Assets, or the financial condition, results of operations, or liabilities of the Business, taken as a whole, other than any change, circumstance or effect (a) which results from any change in domestic or international economic conditions, including fluctuations in currencies; (b) which results from any change in the general market conditions in the forest products industry, including commodity price changes or fluctuations in market demand; (c) which results from any change in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) which results from the taking of any action contemplated in this Agreement or the other agreements contemplated hereby, including the announcement of the transactions contemplated by this Agreement; or (e) which is to be taken into account in the final calculation of the Purchase Price as per Section 2.2 or of the Certified Working Capital; provided however that the failure to have obtained Material Consents in respect of one or more Forest Tenures as a result of which one or more of the Sawmills listed in the table in Exhibit F would have available to it after Closing an AAC in an amount that is less than the Minimum Volume amount set forth in Column D of such table opposite the particular Sawmill’s name, or in the event of a total loss or complete destruction of a Sawmill, may be deemed to be a Material Adverse Change or Material Adverse Effect by the Purchaser, to the extent the Purchaser and the Vendors shall have attempted in good faith and using reasonable best efforts to find economically equivalent alternative fiber sources or arrangements satisfactory to the Purchaser acting reasonably to make up the portion of such AAC shortfall below the amount in Column D, but shall have failed to find such sources or arrangements by the Extended Termination Date; it being understood for greater certainty that in the event the Elk Lake Equity Interest cannot be transferred to the Purchaser at the Closing as a result of the exercise of rights of first refusal pursuant to the relevant Equity Entities Agreements, such event shall not be deemed to be a Material Adverse Change or Material Adverse Effect.

1.1.100	“Net Cash” means, at any time, the Vendor’s Consolidated Interest in the amount of cash and cash equivalents held by the Consolidated Equity Entities net of the amount of any Indebtedness (including accrued interest) of the Consolidated Equity Entities;

1.1.101	“Non-Unionized Employees” means Employees whose terms and conditions of employment are not covered by a Collective Agreement and identified as such in Section 4.1.31 of the Disclosure Statement;

1.1.102	“Opinion Entities” has the meaning ascribed thereto in Section 7.1.7 hereof;

1.1.103	“Order” means any legally binding order, decision, determination, judgment, injunction, decree, award or writ of any court, arbitrator or Governmental Authority, or other Person who is authorized to make legally binding determinations;

1.1.104	“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person, provided that, when used in relation to the Business, shall mean such action as is consistent with the past practices of the Business, as currently conducted, taken as a whole, on a standalone basis, separate from any other business of the Vendors and treating any related party transactions of the Business with other businesses of the Vendors as having been conducted on an arm’s length basis, and when used in relation to any Sawmill on permanent or temporary shutdown at the time of this Agreement or the Closing Date, as applicable, “Ordinary Course” shall be deemed to refer to the current practices of the Vendors in relation to such Sawmills on permanent or temporary shutdown;

1.1.105	“Other Transaction Documents” means the Fibre Supply Agreements, the TS Agreement, the Vermilion B2B Agreement, the Vendor Board Representation and Registration Rights Agreement, the Trout Forest Overlapping Agreement and any other agreement, document or instrument to be delivered at or after the Closing pursuant to this Agreement;

1.1.106	“Parties” means the Purchaser and the Vendors, and “Party” means any one of them;

1.1.107	“Payroll” means those monies paid or payable to Employees in respect of work or pursuant to the provisions of a contract or agreement in respect of work, including the Collective Agreements, and including money required to be paid for an Employee’s benefit to a fund, insurer or other Person or to a Government Authority in respect of statutory withholdings;

1.1.108	“Permitted Encumbrances” means:

1.1.108.1	the interests of the lessor or conditional sale vendor in respect of any item of Personal Property which is leased or purchased conditionally in the Ordinary Course of the Business;

1.1.108.2	the other Encumbrances listed in Section 1.1.108 of the Disclosure Statement as Permitted Encumbrances, provided that any such Permitted Encumbrances are in good standing and have been complied with to the date of Closing; and

1.1.108.3	such other non-financial rights, minor imperfections of title, encroachments and encumbrances which have been granted, or arose, in the Ordinary Course of the Business and do not, when regarded individually or as a whole, affect Materially the value of the Purchased Assets, title thereto, Materially impair their use in the Business in the Ordinary Course or Materially impair the use of the Lands for the operation of the Business;

and provided further that the registrations referenced in those items listed under the heading “Encumbrances to be Discharged Prior to or at Closing” in section 1.1.108 of the Disclosure Statement are discharged prior to or at Closing.

1.1.109	“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, society, incorporated organization or any other similar entity;

1.1.110	“Personal Property” means:

1.1.110.1	all of the machinery, plant, equipment, trade fixtures, tools, furnishings, goods in process, accessories, bridges, trucks, trailers, automobiles, tractors, vehicles and similar equipment (including spares and accessories), supplies, parts and boats used exclusively in the Business, including those listed in Section 1.1.110 of the Disclosure Statement;

1.1.110.2	all of the Vendors’ right, title and interest in and to all computer hardware located at the Sawmills and personal computers used by Employees of the Business working from Domtar’s head office but excluding any such hardware not related exclusively to the Business unless otherwise specifically listed in Section 1.1.110 of the Disclosure Statement;

1.1.110.3	the interests of the Vendors under any lease or conditional sales agreement of any equipment, plant, machinery or vehicles used exclusively in the Business including those listed in Section 1.1.110 of the Disclosure Statement;

1.1.110.4	any net benefits under all insurance policies related to the Business or the Purchased Assets in respect of claims based on occurrences prior to the Closing Date, except with respect to benefits relating to the reimbursement of expenses incurred by the Vendors in respect of a Loss of the Vendors relating to the Business or the Purchased Assets prior to Closing Date; and

1.1.110.5	any additional personal property related exclusively to the Business and acquired by the Vendors subsequent to the date of this Agreement;

1.1.111	“Post-Closing Working Capital Statement” means the statement of Working Capital prepared by the Purchaser and delivered to the Purchaser in accordance with Section 2.7 and Exhibit B;

1.1.112	“Proceeds of Loss” means any proceeds of insurance for any Purchased Assets that are damaged or destroyed by fire or other casualty or compensation or seizure of any Lands by any Governmental Authority;

1.1.113	“Purchased Assets” means the Intellectual Property and all of the other properties, assets, undertaking and rights, real (immovable) and personal (movable), tangible (corporeal) and intangible (incorporeal), of every kind and description that are owned or used by the Vendors, or to which the Vendors are entitled, relating exclusively to the conduct of the Business, including:

1.1.113.1	the Accounts Receivable, the Inventories and prepaid expenses;

1.1.113.2	the Lands;

1.1.113.3	the Personal Property;

1.1.113.4	the Softwood Quotas;

1.1.113.5	the Sawmills and Woodland Operations;

1.1.113.6	the Equity Interests;

1.1.113.7	the Forest Tenures;

1.1.113.8	the Contracts in respect of the Business, the Leases and the Licences and Permits and the rights and benefits under each of them (including, in the case of any Licences and Permits that cannot be assigned, the Vendors’ rights to and interest in any replacement or new Licences or Permits issued to the Purchaser in their place and stead), but excluding any Licences and Permits that pursuant to their terms, Applicable Law or Environmental Laws cannot be assigned or replaced; and

1.1.113.9	the Books and Records, the Intangible Property and the Goodwill;

but excluding the Excluded Assets (for greater certainty, any assets owned by an Equity Entity will be acquired indirectly through the purchase of the Equity Interests and, as such, will not be treated as Purchased Assets);

1.1.114	“Purchase Price” has the meaning ascribed thereto in Section 2.2

1.1.115	“Purchase Price Shares” means the Purchaser Shares to be issued to Domtar pursuant to Subsection 2.3.1 of this Agreement;

1.1.116	“Purchaser Disclosure Statement” means the disclosure statement dated the date hereof, delivered by the Purchaser to the Vendors relating to certain matters concerning the Purchaser and the Purchaser Shares;

1.1.117	“Purchaser Equity Financing” means the Purchaser’s proposed equity financing to be completed before Closing, as more specifically set out in the form of equity subscription agreement found under Exhibit G along with a letter from Computershare Trust Company of Canada, as escrow agent under a subscription receipt escrow agreement, confirming escrowed funds of at least $80,000,000, subject to Section 5.12;

1.1.118	“Purchaser Shares” means common shares of the Purchaser;

1.1.119	“Recall Employees Liability” means any notice and/or severance obligation towards any Employee who is on layoff at the Closing Date, and who is not recalled following the Closing Date, or renounces the right of recall, or whose right to be recalled pursuant to the applicable Collective Agreement expires.

1.1.120	“Rights” has the meaning ascribed thereto in Section 3.10

1.1.121	“Sawmills” means the timber processing facilities owned by the Vendors or their Affiliates comprised exclusively of: (i) three sawmills in Quebec (being Val d’Or, Matagami and Ste. Marie de Beauce); (ii) the planning mill in Ste. Marie de Beauce, (iii) the remanufacturing facility in Sullivan/Val d’Or; and (iv) five sawmills in the province of Ontario (being Nairn Centre, Timmins, Ear Falls, Gogama and Elk Lake);

1.1.122	“Sawmill Variance Analysis” means the monthly operating report for each Sawmill;

1.1.123	“Securities Laws” has the meaning ascribed thereto in Section 4.2.7.1 hereof;

1.1.124	“Securities Regulators” has the meaning ascribed thereto in Section 4.2.7.1 hereof;

1.1.125	“Share Value” means an amount equal to the number of Purchaser Shares to be issued multiplied by $0.50;

1.1.126	“Shareholder Consent” means the written consent of a majority of the registered holders of shares in the Purchaser to the Purchaser Equity Financing, the issuance of the Purchase Price Shares and, to the extent required, the transactions contemplated herein;

1.1.127	“Softwood Quotas” means all of the Vendors’ right, title and interest in any and all softwood lumber quotas allocated under the Export and Import Permits Act pursuant to the Canada – United States Softwood Lumber Agreement, as set forth in Section 1.1.127 of the Disclosure Statement;

1.1.128	“Tax Elections” means the tax elections referred to in Sections 3.7, 3.8 and 3.9 hereof;

1.1.129	“Tax” or “Taxes” means and includes all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, dividends, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, logging tax or equivalent, insurance premium tax, payroll, branch tax, value-added tax or VAT, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, including contributions to governmental plans or programs;

1.1.130	“Tenure Deposits” means the amounts in trust deposited in connection with Forest Tenures, including, but not limited to forest renewal trusts, forestry futures trusts and silvicultural credits and credits for roads, all as set out at Section 1.1.130 of the Disclosure Statement;

1.1.131	“Termination Date” has the meaning ascribed thereto in Section 3.1 hereof;

1.1.132	“Third Party” has the meaning ascribed thereto in Section 3.10 hereof;

1.1.133	“Third Party Liability” has the meaning ascribed thereto in Section 10.5.2 hereof;

1.1.134	“Time of Closing” means 12:01 a.m., Montréal time, on the Closing Date or such other time as the Parties agree in writing that the Closing shall take place;

1.1.135	“Trout SFL” means the Sustainable Forest Licence No. 542461 dated May 5, 2006, between Domtar Inc. and the Ministry of Natural Resources for the Province of Ontario, for the Trout Lake Forest;

1.1.136	“Trout Forest Overlapping Agreement” means the overlapping agreement to be entered into between Domtar and the Purchaser at Closing in a form to be mutually agreed to by Domtar and the Purchaser, each acting in good faith, and to provide for right of Purchaser to harvest up to 550,000 m³ per year from the territory covered by the Trout SFL as long as same is in force on a royalty-free basis other than such royalties, levies and charges payable to governmental authorities and pro-rata contribution to reforestation expenses required to be incurred and road development and maintenance costs;

1.1.137	“TS Agreement” means the agreement to be entered into between Domtar and the Purchaser in accordance with the principles and terms set out at Exhibit H hereto;

1.1.138	“Union” means an organization of employees formed for purposes that include the regulation of relations between employees and employers and includes a provincial, territorial, national or international union, a certified council of unions, a designated or certified employee bargaining agency, and any organization which has been declared a union pursuant to applicable labour relations legislation;

1.1.139	“Unionized Employees” means Employees whose terms and conditions of employment are covered by a Collective Agreement and identified as such in Section 4.1.31 of the Disclosure Statement;

1.1.140	“Valuation Date” has the meaning ascribed thereto in Section 2.5 hereof;

1.1.141	“Vendor Board Representation and Registration Rights Agreement” means the Board Representation and Registration Rights Agreement to be entered into between Domtar and the Purchaser at Closing in the form of Exhibit I hereto;

1.1.142	“Vendors’ Unionized DB Pension Plans” means the defined benefit pension plans described in Sections 1(o)(ii), 1(o)(iii) and 1(o)(iv) of Exhibit A;

1.1.143	“Vermilion B2B Agreement” has the meaning as ascribed thereto in Section 5.11 hereof;

1.1.144	“Warranty Claim” has the meaning as ascribed thereto in Section 10.3 hereof;

1.1.145	“Woodland Operations” means the woodland and forestry operations (including silviculture activities) of the Vendors or their Affiliates in Quebec and Ontario located at or conducted upon the Forest Tenures, including deposits and prepaids in respect thereof (including Tenure Deposits or other similar trusts related to Forest Tenures) and including all machinery, inventories, roads, bridges, supplies, rights of way, access rights and other assets related thereto; and

1.1.146	“Working Capital” has the meaning ascribed thereto in Exhibit B.

1.2	Other Terms.

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3	Gender and Number.

Words and defined terms importing the singular shall include and have a comparable meaning when used in the plural, and vice versa, and words importing gender include all genders.

1.4	Currency.

All references to currency shall mean Canadian Dollars unless otherwise expressly provided.

1.5	Disclosure Statement and Exhibits.

The Disclosure Statement and the Exhibits attached hereto are integral to and form part of this Agreement.

1.6	Section Headings and References.

All Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Unless otherwise indicated, references to Articles or Sections are to Articles or Sections in the main body of this Agreement and references to paragraphs are references to numbered paragraphs in the Exhibits.

1.7	Knowledge.

All statements in this Agreement that are qualified “to the best knowledge of the Vendor”, “to the knowledge of the Vendor”, “its information and belief” and terms of similar import shall mean to the actual knowledge of (i) Patrick Loulou, Jean-François Merette, Patrick Bélisle, with respect to all matters (ii) Stéphane Blanchette solely with the representations made in Subsections 4.1.32 and 4.1.33, (iii) Brian Nicks and Bernard Senécal solely with respect to the representation made at Subsection 4.1.16 and (iv) Linda Bélanger solely with respect to the representations made in Subsection 4.1.33, as representatives of the Vendor, after reasonable inquiry of this relevant subject matter or the knowledge that such individuals would have had if they had conducted an inquiry if one was reasonably required.

1.8	Time of Essence.

Time is of the essence of this Agreement.

1.9	Conflict.

In the event of any conflict between the provisions of the body of this Agreement, the Disclosure Statement and the Other Transaction Documents, the provisions of the body of this Agreement shall prevail.

1.10	Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Applicable Law, Environmental Law or Forestry Environmental Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Disclosure of a matter in one section of the Disclosure Statement, as the case may be, shall not be interpreted as identifying an exception to a representation or warranty in this Agreement that is referenced in another section of the Disclosure Statement.

2.	PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale of Assets.

Upon and subject to the terms and conditions of this Agreement, the Vendors hereby agree to sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from Domtar/or and from DPPPI, as applicable, the Purchased Assets, with effect as of the Time of Closing.

2.2	Purchase Price.

The consideration (the “Purchase Price”) for the Purchased Assets shall be the aggregate of:

2.2.1	$80,000,000; and

2.2.2	plus or minus (as applicable) the Working Capital; and

2.2.3	minus (as applicable) the Elk Lake Amount and/or the Anthony Amount (the “Equity Amount”); and

2.2.4	plus or minus (as applicable) the AAC Adjustment Amount, if any; and

2.2.5	the Assumed Liabilities.

(collectively, the “Purchase Price”).

2.3	Payment.

The Purchaser shall pay the Purchase Price to the Vendors at the Closing Time by:

2.3.1	issuing to Domtar such number of Purchaser Shares having an aggregate Share Value of (i) not less than 19% and not more than 33% of the Base Purchase Price, plus (ii) (if applicable) an amount representing not more than 33% of the Estimated Working Capital Amount (the “Purchase Price Shares”);

2.3.2	paying to or to the order of the Vendors, an amount equal to (A) the aggregate of (i) the Base Purchase Price plus or minus (as applicable) (ii) the Estimated Working Capital Amount, minus (B) the Share Value of the Purchase Price Shares by wire transfer, or where required by the Vendors, by electronic funds transfer in accordance with the Canadian Payments Association’s Large Value Transfer System of, a Schedule 1 chartered bank under the Bank Act (Canada), payable in immediately available funds on the Closing Date.

2.4	Allocation of Purchase Price.

The Purchase Price shall be allocated by agreement of the Parties prior to the Closing Date in accordance with the provisions set forth in Exhibit J. The Parties shall report the purchase and sale of the Purchased Assets in any Tax returns and other agreements and instruments in accordance with such allocations.

2.5	Determination of Estimated Working Capital.

Not less than five (5) and not more than ten (10) Business Days prior to the Closing Date, Domtar shall prepare and deliver to the Purchaser two copies of the Estimated Working Capital Statement setting forth its good faith estimate of the Estimated Working Capital Amount. The calculation of the Estimated Working Capital Amount in the Estimated Working Capital Statement shall be prepared in accordance with the principles and methodology set forth in Exhibit B hereto and based upon Domtar’s financial statements as at the end of the month prior to, other than as set out in Section 3.1, the last day prior to the Closing Date (the “Valuation Date”), adjusted and estimated to the Valuation Date.

2.6	Inventory Valuation.

During the four (4)-day period up to and including the Valuation Date, Domtar and the Purchaser shall take and prepare a physical count of the Inventories located at the Sawmills as of the close of business on the Valuation Date. The Accountants shall observe the physical count of the Inventories. Domtar and the Purchaser shall on such date attempt in good faith to agree on the physical count of the Inventories. In the event that Domtar and the Purchaser are unable to agree on the physical count of the Inventories, the Accountants shall on such date make a final determination thereof which shall be binding on the Parties.

As soon as reasonably practicable after the Closing Date (but no later than five (5) Business Days thereafter), the Purchaser shall prepare and deliver to the Vendors a statement setting forth the value of the Inventories as of the close of business on the Valuation Date calculated in accordance with the provisions of Exhibit B. The Vendors shall review this calculation and the Parties shall attempt in good faith to agree on the value of the Inventories within four (4) Business Days of the delivery of the calculation. In the event that the Vendors and the Purchaser are unable to agree on the calculation of the value of the Inventories, the Accountants shall make a final determination of such value in accordance with the provisions of Exhibit B which shall be binding on the Parties.

2.7	Preparation of Post-Closing Working Capital Statement.

As soon as reasonably practicable after the Closing (but not later than thirty (30) days thereafter), the Purchaser shall prepare and deliver two copies of the Post-Closing Working Capital Statement to Domtar. The Purchaser shall provide Domtar’s representatives with such co-operation as they may reasonably require to enable them to prepare the statement referred to in the second paragraph of Section 2.6 and to review the Post-Closing Working Capital Statement. As soon as reasonably practicable after delivery of the Post-Closing Working Capital Statement (but not later than 30 days thereafter), Domtar shall advise the Purchaser in writing whether the Post-Closing Working Capital Statement is agreed to by Domtar and if not, specifying the matters not agreed to (the “Disputed Matters”) and, in such case, the Disputed Matters shall be referred to the Accountants for determination and, if deemed appropriate by the Accountants, for a recalculation of the Certified Working Capital. For the avoidance of doubt, the value of the Inventories to be included in the Post-Closing Working Capital Statement shall be that finally determined in accordance with Section 2.6 and this matter shall not be subject to any further review by any of the Parties or by the Accountants. The Accountants shall decide on the Disputed Matters as follows:

2.7.1	the Accountants shall be instructed to only resolve the Disputed Matters and not to otherwise investigate any other matters independently;

2.7.2	in considering the Disputed Matters, the Accountants shall follow, and be governed by, the application of the principles, methodology and standards as set out in Exhibit B hereto and the Purchaser and Domtar shall make available to the Accountants all documents and information necessary for their decision; and

2.7.3	the Accountants shall give the Parties the opportunity to discuss the Disputed Matters and explain their position prior to rendering their decision and each Party shall have the right to an oral hearing with the Accountants.

Upon completion of their determination of any Disputed Matters and, if necessary, the recalculation of the Certified Working Capital, the Accountants shall advise the Purchaser and Domtar in writing of their determination and recalculation (the “Accountants’ Determination”) which shall be final and binding. The Accountants’ Determination shall be rendered no more than thirty (30) days from receipt of the referral. On the third Business Day following the day that Domtar advises the Purchaser of Domtar’s agreement with the Post-Closing Working Capital Statement or, as applicable, upon the Accountants’ Determination becoming final and binding:

2.7.4	if the Certified Working Capital exceeds the Estimated Working Capital Amount (the amount of the difference referred to as the “Adjustment

Amount” in this Section 2.7.4), the Adjustment Amount shall be paid to Domtar by the Purchaser by wire transfer, certified cheque or bank draft in immediately available funds; or

2.7.5	if the Certified Working Capital is less than the Estimated Working Capital Amount (the amount of the difference referred to as the “Shortfall Amount”) in this Section 2.7.5, the Shortfall Amount shall be paid by Domtar to the Purchaser by wire transfer, certified cheque or bank draft in immediately available funds.

2.8	Cost of Accountants.

The fees, costs and expenses in respect of the services provided by the Accountants under Sections 2.6 and 2.7 shall be borne 50% by the Purchaser and 50% by Domtar.

2.9	Determination of AAC Adjustment Amount.

The Vendors shall inform the Purchaser within five (5) days from receipt by the Vendors, Gogama, Elk Lake or Isidore Roy Limited of any notice issued by a Governmental Authority of any action or planned action by such Governmental Authority which affects or can reasonably be expected to affect an AAC, and shall supply the Purchaser with the details of any such notice. To the extent applicable, the Vendor shall prepare and deliver to the Purchaser, not less than five (5) Business Days prior to the Closing Date, a statement setting forth the AAC Adjustment Amount.

2.10	Bulk Sales and Retail Sales Compliance.

The Purchaser hereby waives compliance by the Vendors on Closing with the provisions of the Bulk Sales Act (Ontario) and with Section 6 of the Retail Sales Tax Act (Ontario) and the equivalent provisions of similar Applicable Laws in any other province or territory of Canada and in consideration thereof, the Vendors shall jointly and severally indemnify and save the Purchaser harmless for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees) actually suffered or incurred by it (each, a “Bulk Loss”), arising out of or resulting from any failure to comply with such Applicable Laws; provided that the Vendors shall have no liability pursuant to this Section 2.10 for any Bulk Losses arising out of or resulting from the Purchaser’s failure to pay or satisfy the Assumed Liabilities.

3.	CLOSING MATTERS

3.1	Closing.

The Closing of the sale and purchase of the Purchased Assets shall take place at the offices of Heenan Blaikie LLP in Montreal, subject to the satisfaction or waiver of the conditions set out in Article 6, on the last day of the month in which the last of the conditions set forth in Subsections 6.1.1 and 6.1.3 have been satisfied or waived or, in the event such last day of the month is not at least ten (10) days after the day on which the last condition set forth in Subsections 6.1.1 and 6.1.3 has been satisfied or waived, on the last day of the next following month (the day on which such Closing is required to take place being the “Closing Date”) or at such other place, time or date as the Parties may agree, it being understood that in the event the Closing Date is not a Business Day, the parties shall close the transactions contemplated herein under escrow on the Business Day immediately preceding the Closing Date, with the payment to be made pursuant to Subsection 2.3.2 to be made by wire transfer to the Purchaser’s legal counsel on such Business Day and held in trust by same until the Closing Date. In the event the Closing shall not have occurred by June 30, 2010 (the “Termination Date”) for any reason other than as a result of the conditions set forth in Subsections 6.1.1, 6.1.2 or 6.1.3 not having been satisfied or waived, the agreement may be terminated in accordance with Section 6.4, as applicable. In the event the Closing has not occurred by the Termination Date as a result of the conditions set forth in Subsections 6.1.1, 6.1.2 or 6.1.3 not having been satisfied or waived, the Termination Date shall automatically be postponed to August 31, 2010 (the “Extended Termination Date”), and thereafter, if necessary, for such period of time as the Parties may agree.

3.2	Time of Closing.

The Closing shall be effective at the Time of Closing.

3.3	Transfer and Delivery of Purchased Assets.

At Closing, the Vendors shall execute and deliver to the Purchaser all such bills of sale, assignments, instruments of transfer, deeds, notarial deeds, certificates, assurances, and other documents, as shall be reasonably necessary or desirable to transfer the Purchased Assets to the Purchaser.

3.4	Assumed Liabilities.

On the terms and subject to the conditions herein contained, on the Closing Date the Purchaser will assume and thereafter pay, perform, discharge and satisfy (without duplication) the Assumed Liabilities in the Ordinary Course as they become due and payable.

3.5	Excluded Liabilities.

The Purchaser will not assume and will not be liable for any of the Excluded Liabilities. The Vendors will pay, discharge and satisfy (without duplication) the Excluded Liabilities in the Ordinary Course as they become due and payable.

3.6	Sales and Transfer Taxes and Other Tax Matters.

The Purchaser shall be responsible to pay when due any property transfer, sales, social service, goods and services and similar Taxes and any registration and transfer charges and fees payable in respect of the sale and transfer of the Purchased Assets.

The Purchaser shall pay direct to the appropriate Governmental Authority all such Taxes, charges and fees payable by it in respect of the purchase and sale of the Purchased Assets under this Agreement, other than the goods and services tax imposed under Part IX of the Excise Tax Act (Canada) and any social service or sales tax imposed under Applicable Law payable in respect thereof, which shall be paid by the Purchaser to and collected by the Vendors. The Vendors shall pay such amounts paid to and collected by it to the appropriate Governmental Authorities in accordance with Applicable Laws. Subject to Section 3.7 hereof, the Vendors and the Purchaser acknowledge that certain exemptions from Transfer Taxes may be available in certain taxing jurisdictions. If the Purchaser wishes to claim any such exemption for the purposes hereof, the Purchaser will be responsible for ensuring that any such exemption applies and, in that regard, shall provide the Vendors prior to Closing with its vendor permit number and the applicable certificate of exemption or election form under such law to support the Purchaser’s claim to entitlement to such exemption or election. The Vendors will cooperate with the Purchaser in its claiming of any such exemption, provided such exemption or election is lawful and appropriate. The Purchaser shall indemnify and hold harmless the Vendors for Transfer Taxes, interest and penalties relating to Transfer Taxes (including legal, accounting and other expense) to the extent the Vendors do not charge the Purchaser any such Transfer Tax at Closing and the Purchaser’s claimed entitlement to an exemption or election is subsequently disallowed or not accepted by the Governmental Authorities.

Purchaser and Vendors confirm that no portion of the Purchase Price payable to Vendors or of the Assumed Liabilities assumed by Purchaser is attributable to non-competition and non-solicitation covenants. Purchaser and Vendors confirm that the non-competition and non-solicitation covenants set forth in Sections 12.4 and 12.5 of this Agreement have been granted to maintain or preserve the value of the goodwill acquired by Purchaser. At the request of either or both of the Vendors, Purchaser and such Vendor shall jointly execute an election in prescribed form containing prescribed information under paragraph 56.4(3)(c) of the Income Tax Act (Canada) and any comparable provision of any applicable provincial legislation.

3.7	Goods and Services Tax and Harmonized Sales Tax Election.

Each of the Vendors shall elect jointly with the Purchaser, under subsection 167(1) of Part IX of the Excise Tax Act (Canada) and section 75 of the Quebec Sales Tax Act and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar social service or sales tax, that no Tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. For greater certainty, to the extent that the Closing Date or such other date on which the transactions contemplated herein shall close pursuant to Section 3.1 hereof occurs on or after July 1, 2010, each of the Vendors shall elect jointly with the Purchaser that no Harmonized Sales Tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. The Purchaser and the Vendors shall make such elections in prescribed form containing prescribed information and the Purchaser shall file such elections in compliance with the requirements of the applicable legislation. In the event that it is subsequently determined by a competent tax authority or a tribunal that any election referred to in this Section 3.7 is not applicable and that there is a liability of the Purchaser to pay, or of the Vendors to collect and remit, any such Tax on all or part of the Purchase Price, as the case may be, the Purchaser will be liable to pay any applicable Tax to the applicable Vendor or to any competent tax authority, as the case may be, and the Purchaser shall indemnify the Vendors against all Taxes, damages, costs, claims, penalties and interest in connection with the imposition of such Tax.

3.8	Tax Election for Accounts Receivable.

The Purchaser Each of the Vendors shall execute and file jointly with the Purchaser a joint election under Section 22 of the Income Tax Act (Canada) and any equivalent or corresponding provision under any applicable provincial or territorial legislation, within the prescribed time periods with respect to the accounts receivable referred to in paragraph (ii) of the definition of Accounts Receivable and to designate in such election form an amount equal to the portion of the Purchase Price allocated to the accounts receivable hereunder.

3.9	Tax Election for Future Obligations.

If necessary, each of the Vendors shall each execute and file jointly with the Purchaser a joint election under Subsection 20(24) of the Income Tax Act (Canada) and any equivalent or corresponding provision under any applicable provincial legislation with respect to the deferred revenue obligations of the Vendors arising pursuant to certain contracts wherein such Vendor has undertaken to provide services or to deliver goods in the future and which, in consideration for such Vendor paying certain amounts to the Purchaser or transferring assets to the Purchaser which have a value equal to the elected amounts as payment for the assumption by the Purchaser of such obligations of such Vendor, are assumed by the Purchaser under this Agreement. In accordance with Subsection 20(25) of the Income Tax Act (Canada) and any corresponding provincial or territorial provision, such Vendor and the Purchaser shall file such elections by means of attaching a letter notifying the Canada Revenue Agency or any competent provincial or territorial tax authority of such election, on or before the earlier of the dates by which such Vendor or the Purchaser is required to file its income tax return for the taxation year in which such payment is made.

3.10	Unassignable Purchased Assets.

This Agreement or any document delivered hereunder shall not constitute an assignment of any Purchased Assets, including any rights, benefits or remedies (the “Rights”) with respect to such Purchased Assets or under any Contracts, Leases, Licences and Permits, that are not assignable by the Vendors to the Purchaser without the consent of any Person (including any Governmental Authority) (the “Third Party”). To the extent any such consent is required and not obtained prior to the Time of Closing, and the Purchaser and the Vendors waive the satisfaction of the condition to Closing contained in Section 6.1.2 (if applicable), then, unless otherwise agreed by the Parties or provided for in Exhibit F, to the extent permitted by Applicable Law and provided that the Purchaser pays all the reasonable out of pocket costs and expenses of the Vendor (other than fees and disbursements of legal counsel to either of the Vendors, which shall be paid for by such Vendors) to be incurred in carrying out its obligations under this Section 3.10:

3.10.1	such Vendor will hold those non-assignable Purchased Assets and Rights in trust for the exclusive benefit of the Purchaser pending the effective transfer of such Purchased Assets and Rights;

3.10.2	such Vendor will use its commercially reasonable efforts to take such actions and do such things as may be reasonably and lawfully designed to provide to the Purchaser the benefits of those non-assignable Purchased Assets and Rights including, upon notice to the Purchaser and with the consent of the Purchaser acting as agent for the Purchaser;

3.10.3	such Vendor will, at the request and direction of the Purchaser, promptly assist the Purchaser in applying for and use all commercially reasonable efforts to obtain all Consents or approvals contemplated in connection with the assignment of such Purchased Assets, in a form satisfactory to such Vendor and the Purchaser, acting reasonably;

3.10.4	such Vendor will only deal with or make use of such non-assignable Purchased Assets and Rights in accordance with the directions of the Purchaser;

3.10.5	such Vendor will promptly pay over to the Purchaser all such moneys collected by such Vendor, as applicable, in respect of such non-assignable Purchased Assets and Rights; and

3.10.6	the Purchaser shall perform and discharge on behalf of such Vendor all of such Vendor’s debts, liabilities, obligations or commitments, if any, in respect of those non-assignable Purchased Assets and Rights in accordance with the terms thereof, provided that the Purchaser will indemnify such Vendor (in accordance with Article 10) against all liabilities, costs and expenses incurred by such Vendor arising out of such Vendor’s performance of such obligations and the Purchaser’s performance, or non-performance, of such Vendor’s obligations set forth in this Section 3.10, except for liabilities, costs and expenses incurred by the Vendor as a result of such Vendor’s own breach of the unassignable Contracts, Leases or Licences and Permits, or the failure of such Vendor to perform its obligations under this Section 3.10 or such Vendor’s negligence or wilful misconduct (the rights and obligations of the Purchaser and Vendor in this paragraph, being referred to as a “Holding in Trust Arrangement”).

Unless otherwise agreed by the Parties, the obligations of the Vendors under this Section 3.10 shall continue for 180 days following the Closing Date. Nothing herein shall preclude the Vendor after the Closing Date from giving notice of termination of any Contract for which consent to assignment has not been obtained provided that such termination does not take effect prior to such 180-day period. For greater certainty, at the end of the foregoing 180-day period the Vendor will have no further liability to the Purchaser under this Section 3.10.

Domtar and Independent Electricity Market Operation (“IEMO”) have entered into a participation agreement dated February 14, 2002 with respect to the connection of the Espanola paper mill and the Nairn sawmill to the Ontario electrical power grid (the “Participation Agreement”). To the extent that the Purchaser and the Vendors have determined acting reasonably before the Closing Date that (i) the Participation Agreement provides certain benefits to the Nairn sawmill in terms of reduced rate power costs which would not be available to it on a standalone basis, and (ii) a standalone participation agreement cannot be negotiated and entered into between Purchaser and IEMO before the Closing Date in spite of Purchaser having expended commercially reasonable efforts to this effect, the Vendors will hold the Participation Agreement as a Holding in Trust Arrangement for the benefit of Purchaser, for as long as the circumstances in (i) or (ii) above shall survive, up to a maximum of 360 days.

4.	REPRESENTATIONS AND WARRANTIES

4.1	The Vendors.

The Vendors hereby jointly and severally make the following representations and warranties to the Purchaser, recognizing that the Purchaser is relying on such representations and warranties in entering into the transactions contemplated by this Agreement:

4.1.1	Status. Each of the Vendors is a corporation duly incorporated and validly subsisting in good standing under the laws of its jurisdiction of incorporation and each Vendor has all necessary corporate power, capacity and authority to enter into this Agreement and Other Transaction Documents to which it is or will become a party and to sell, assign and transfer the Purchased Assets to the Purchaser, as set forth in this Agreement and to perform the transactions contemplated by this Agreement and the Other Transaction Documents to which it is or will become a party.

4.1.2

Due Authorization, Execution, Delivery and Enforceability. This Agreement and the Other Transaction Documents have been duly authorized by all necessary corporate action of the Vendors and no other proceedings or approvals on the part of either of the Vendors, their respective directors or shareholders are necessary to authorize this Agreement, the Other Transaction Documents and the performance of the transactions contemplated by this Agreement and the Other Transaction Documents. This Agreement has been, and all of the Other Transaction Documents to which either Vendor will become a party will be, duly executed and delivered by such Vendor and this Agreement constitutes, and the Other Transaction Documents to which such

Vendor will become a party will constitute, legal, valid and binding obligations of such Vendor enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.1.3	Consents. The execution, delivery and performance of this Agreement and the Other Transaction Documents will not require the Vendors to obtain any consent, waiver, authorization, Order or approval of, or make any filing with or give notice to, any Person, including any Governmental Authority, other than: (a) in connection with or in compliance with the Competition Act; (b) the Consents; and (c) such other consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to prohibit or materially delay the Vendors’ ability to perform their respective obligations under this Agreement and the Other Transaction Documents.

4.1.4	Absence of Legal Conflicts. The execution and delivery of this Agreement by the Vendors and the Other Transaction Documents to which either the Vendor is or will become a party, do not and, subject to receipt of the Consents, the performance of the transactions contemplated by this Agreement and the Other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby will not:

4.1.4.1	conflict with or violate the constating or organizational documents of such Vendor or any resolution of its directors or shareholders in force and effect as at the date hereof;

4.1.4.2	to the Vendors’ knowledge, conflict with or violate any Applicable Laws, Environmental Laws or Order applicable to or by which the Purchased Assets are bound or affected; or

4.1.4.3	other than in connection with the Indebtedness (and security related thereto) to be discharged on or before Closing, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any Material portion of the Purchased Assets pursuant to, any Contracts or Licences or Permits that individually or in the aggregate are Material to the Business to which the Business is a party or by which it is bound or affected.

4.1.5	Books and Corporate Records.

4.1.5.1	Except as set out in Schedule 4.1.5.1 of the Disclosure Statement, since January 1, 2009, all financial transactions of the Business have, in all Material respects, been properly recorded in the Books and Records;

4.1.5.2	Except as set forth in Section 4.1.11 of the Disclosure Statement, no information, records, systems, controls or data reasonably necessary to carry on the Ordinary Course of Business are recorded, stored, maintained by, or are otherwise dependent upon, any computerized or other system, program or device that is not exclusively owned and controlled by either of the Vendors and all such material is included in the Purchased Assets. Except as set forth in Section 4.1.11 of the Disclosure Statement, on the Closing Date, the Vendors will have originals or copies of all such records, systems, controls or data in their possession or control, including where applicable, copies of all computer software and documentation relating thereto.

4.1.6	Absence of Undisclosed Material Liabilities. As of the date of this Agreement, there are no Material liabilities of the Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities (a) set forth in the Business Financial Information, or (b) incurred since December 31, 2009 in the Ordinary Course of the Business.

4.1.7	Business Financial Information. The Business Financial Information has been prepared on a basis consistent with the internal accounting practices and methods of the Vendors as at December 31, 2009 and were not prepared in accordance with GAAP. They are accurate in all Material respects and present fairly in all Material respects in respect of the line items set out in such Business Financial Information the financial position and results of operations of the Business as of the date and for the period indicated.

4.1.8	Isidore Roy Limited.

4.1.8.1	Isidore Roy Limited does not carry on any business, does not have any operations or undertaking and does not own any property or tangible or intangible assets other than its ownership of shares of The Vermilion Forest Management Company Ltd.

4.1.8.2	There are no obligations or liabilities (contingent or otherwise) or Indebtedness of Isidore Roy Limited of any kind whatsoever, and there is no basis for any assertion against Isidore Roy Limited of any obligation or liabilities of any kind.

4.1.9

Purchased Assets. Except as set out in Section 4.1.9 of the Disclosure Statement, each Vendor has good and marketable title and valid title to all of its assets included in the Purchased Assets, Gogama has good and marketable title and valid title to all of the Gogama Assets, and Elk Lake has good and marketable title and valid title to all of the Elk Lake Assets the whole free and clear of all Encumbrances other than Permitted Encumbrances. This Subsection 4.1.9 does not relate to real property or any interest in real property (including the Lands and the Leased Premises), such items being the subject of the representation at 4.1.11. The Vendors shall discharge the Encumbrances listed and identified for discharge at Section 1.1.108 of the Disclosure Statement on or before the Closing Date. Immediately following the Closing, the Permitted Encumbrances listed in Section 1.1.108 of the Disclosure Statement under the heading Encumbrances not to be Discharged Prior to Closing shall cease to attach or apply in any way to the Purchased Assets, and no secured party listed under such heading shall have any Encumbrance or other right, title or interest in, to or against any of the Purchased Assets or any claim against the Purchaser in respect of the Purchased Assets.

4.1.10	Condition of Purchased Assets. Except as disclosed in Section 4.1.10 of the Disclosure Statement, neither Vendor, Gogama nor Elk Lake has received any and to the knowledge of the Vendors there are no Material Orders, inspection notices or other notice of defect or non-compliance issued by any Governmental Authority or any third party with respect to any of the Purchased Assets, the Gogama Assets, the Elk Lake Assets or the Business that are currently outstanding.

4.1.11	Sufficiency of Assets. Except as disclosed in Section 4.1.11 of the Disclosure Statement and subject to the execution of the Other Transaction Documents, the Purchased Assets, the Gogama Assets and the Elk Lake Assets are adequate for the conduct of the Business as currently conducted, normal wear and tear excepted and for the resumption of production of the Sawmills that are not currently being operated (taking into account that certain equipment located in Sawmills that are not currently operated may need additional maintenance and repairs before being used again as a result of their lack of use) and include all Licences and Permits, contractual rights, approvals of Governmental Authorities, Softwood Quotas and Forest Tenures and other rights, and other property and assets, tangible and intangible, applicable to or currently used in connection with the Business, as currently conducted. Except as disclosed in Section 4.1.11 of the Disclosure Statement, neither of the Vendors nor any other Person (other than, for purposes of clarity, an Equity Entity or a Forest Tenure Entity) owns any assets which are being used in or are reasonably necessary to carry on the Ordinary Course of Business except assets leased to the Business as disclosed in Sections 1.1.93 and 1.1.110 of the Disclosure Statement.

4.1.12

Real Property. Section 1.1.91 of the Disclosure Statement sets forth a complete list of the Lands Except as set forth in Sections 1.1.91 and 1.1.92 of the Disclosure Statement: (i) all applicable real property taxes relating to the Lands or the real estate included in the Gogama Assets (the “Gogama Real Property”) or in the Elk Lake Assets (the “Elk Lake Real Property”) and to the which are due have been paid and will be paid up to the Time of Closing;

(ii) all public utilities required for the activities currently carried out and for the resumption of production of the Sawmills that are not currently being operated on the Lands, the Leased Premises, the Gogama Real Property or the Elk Lake Real Property by the Vendors or their Affiliates, connect thereto, in each case through adjoining public roads or, if they pass through adjoining private land, do so in accordance with valid easements or servitudes and are sufficient for such activities; (iii) there is nothing owing in respect of the Lands, the Leased Premises, the Gogama Real Property or the Elk Lake Real Property by either Vendor, Gogama, Elk Lake to any Governmental Authority or to any utility corporation or other commission, other than current accounts in respect of which the payment due date has not yet passed; (iv) there are no outstanding levies, charges or fees assessed against either Vendor, Gogama or Elk Lake in respect of the Lands, the Leased Premises, the Gogama Real Property or the Elk Lake Real Property by any Governmental Authority (including development or local improvement levies, charges or fees) other than those which constitute Permitted Encumbrances; and (v) to the knowledge of the Vendors, no written notice has been received by either Vendor, Gogama or Elk Lake which remains outstanding from any Governmental Authority advising of any defects in the construction of any buildings, structures, improvements or appurtenances on the Lands or the Leased Premises or relating to any work order, deficiencies or non-compliance with any building restrictions, zoning by-laws and fire codes or other regulations, except for those which could not be reasonably expected to have a Material Adverse Effect.

4.1.13	Real Property Leases. Neither of the Vendors is a party to any lease or agreement in the nature of a lease in respect of any real property used by or in the Business, other than the Leases described in Section 1.1.93 of the Disclosure Statement. Each of the Leases is in good standing and in full force and effect and neither the Vendors nor, to the Vendors’ knowledge, any other party thereto is in Material breach of any covenants, conditions or obligations contained therein.

4.1.14	Intellectual Property. The Disclosure Statement contains a complete and accurate list of all Intellectual Property (other than unregistered copyrights) owned or used by the Vendor in carrying on the Business and all applications therefor. Except as set out in Section 4.1.14 of the Disclosure Statement, the Vendors beneficially own the Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. Neither Vendor is a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey the Intellectual Property. No Person has been granted by either Vendor any interest in or right to use all or any portion of the Intellectual Property owned by such Vendor. Neither Vendor is aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other Person by it, nor has either Vendor received any notice that the conduct of the Business infringes upon any industrial or intellectual property rights of any other Person, and neither Vendor has knowledge of any Material infringement or violation of any of its rights in the Intellectual Property.

4.1.15	Accounts Receivable. All accounts receivable due or accruing to the Business and shown in the Books and Records are bona fide receivables incurred in the Ordinary Course of the Business and an allowance for doubtful accounts has been reflected in the Books and Records in accordance with GAAP.

4.1.16	Contracts. Section 4.1.16 of the Disclosure Statement sets out a complete and true list of:

4.1.16.1	all Contracts (including Leases) relating to or affecting the Purchased Assets or the Business, which are of indefinite term or have more than one (1) year to run, or which are not terminable on 30 days’ notice, or which relate to the sale provision or purchase of materials, supplies, inventory, equipment or services involving payments of more than $500,000 in any calendar year or rolling 12-month period;

4.1.16.2	all Collective Agreements;

4.1.16.3	all Contracts relating to or affecting the Purchased Assets or the Business for the sale of woodchips or other wood residual products (other than spot sales); and

4.1.16.4	all non-arm’s length Contracts relating to or affecting the Purchased Assets or the Business (including with the Vendors and their Affiliates and including any Contracts with the Equity Entities or the Forest Tenure Entities or guarantees given by either Vendor of the Indebtedness of any of them) or Contracts entered into other than in the Ordinary Course of Business that will continue after the Closing Date, other than the Fibre Supply Agreements and the TS Agreement.

Each Vendor has performed in all material respects its obligations required to be performed by it and is entitled to all benefits under, and is not in material default or alleged to be in material default in respect of, any such Contract. Neither Vendor has received notice of any existing material default, breach or violation of any of such Contracts nor, to the best of the knowledge of the Vendors, is there any existing material default, breach or violation of any such Contracts by any of the other parties thereto, except for breaches, defaults or violations that have been cured, nor any pending or threatened cancellation or default or any event or occurrence which after notice or lapse of time, or both, would constitute a default under any such Contracts nor any amendments or proposed amendments thereto, save and except in each of the foregoing cases matters which, individually or in the aggregate, are not Material, individually or in the aggregate.

4.1.17	Forest Tenures and Softwood Quotas. Section 4.1.17 of the Disclosure Statement accurately sets forth:

4.1.17.1	all of the Forest Tenures currently owned or held by the Vendors, utilized in the Business and to be transferred to the Purchaser;

4.1.17.2	(i) the AAC or scheduled annual harvest volume for each Forest Tenure as at the date hereof and all supply commitments in respect thereof; and (ii) the actual cut by the Vendor for each Forest Tenure for each of the last five years and the last five-year cut control period in respect of each such tenure;

4.1.17.3	as at January 31, 2010, the deposits, prepaids, credits and other amounts of the Vendor in respect of the Forest Tenures; and

4.1.17.4	as at January 31, 2010, the Softwood Quotas received by the Vendor in respect of the Business broken down by Province.

4.1.18	Access to Forest Tenures and Woodland Operations. The Vendors have full and free legally enforceable access to each of the Forest Tenures to and from a public road, whether directly or by private easement or servitude or through adjacent Lands or Leased Premises owned or leased by a Vendor, which access, in each case is sufficient for the purposes of the current operations of the Business and for the resumption of production of the Sawmills that are not currently being operated, and to the knowledge of the Vendors there is no fact or condition that would result in the interpretation or termination of such access in any Material respect.

4.1.19

Equity Entities and Forest Tenure Entities. Each of the Equity Entities and, to the knowledge of the Vendors, each of the Forest Tenure Entities has been duly incorporated or organized and validly exists under the laws of its jurisdiction of incorporation. Section 4.1.19 of the Disclosure Statement accurately sets forth and describes all of the Equity Interests and the Equity Entities Agreements and all of Domtar’s right, title and interest in and to the shares, indebtedness, securities, joint venture, harvest and supply rights and other interests in the business of the Forest Tenure Entities (the “Forest Tenure Interests”) and the Contracts governing Domtar’s interest, rights and obligations in respect of the Forest Tenure Entities (including shareholders’ agreements, harvest agreements and other agreements related thereto), true copies of which have been provided to the Purchaser. All of the shares, indebtedness, securities and joint venture interests comprising the Equity Interests have been duly and validly created and are duly and validly issued and outstanding and fully paid. To the knowledge of the Vendors, all of the shares, indebtedness, securities and joint venture interests comprising the Forest Tenures have been duly and validly created and are duly and validly issued and outstanding and fully paid. The Disclosure Statement contains true copies of the financial statements for Anthony-Domtar Inc. for the year ended

December 31, 2009 and such financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”), are true and accurate in all Material respects and present fairly the financial position (including the assets and liabilities), results of operations and cash flows of each such Equity Entity as at the date and for the periods indicated. The Disclosure Statement contains true copies of the internal unaudited management financial information for Elk Lake and Gogama for the year ended December 31, 2009 prepared on a basis consistent with its internal accounting policies and past practices, is correct and complete in all Material respects and presents fairly the assets and liabilities and results of operations of such Equity Entities, respectively, as at and for the periods therein referred to in all Material respects, it being acknowledged and agreed by the Purchaser that (i) such unaudited financial information was not prepared in accordance with Canadian GAAP and (ii) such unaudited financial information is presented without notes setting forth the basis of presentation, nor any other notes typically contained in audited financial statements. The Disclosure Statement contains true copies of (i) the audited financial statements dated March 31, 2009 for Northshore Forest Inc. and Timiskaming Forest Alliance Inc., (ii) the reviewed financial statements dated March 31, 2009 for The Vermilion Forest Management Company Ltd.; and internal unaudited management financial information for Pineland Timber Company, Limited. From and after Closing, none of the Equity Entities or the Forest Tenure Entities will have any liabilities for Indebtedness to the Vendors or their Affiliates except for Indebtedness generated in the Ordinary Course of Business. All accounts receivable due or accruing to each of the Equity Entities and shown in their respective books and records are bona fide incurred in the ordinary course of their respective businesses, subject only to an allowance for doubtful accounts that has been reflected in their books and records in accordance with Canadian GAAP and there has not been any cancellation of the accounts receivable due or accruing in amounts exceeding $100,000 in each instance and $250,000 in the aggregate since December 31, 2009.

4.1.20	Compliance with Laws; Governmental Authorization. To the knowledge of the Vendors, each of the Vendors, Gogama and Elk Lake are in Material compliance with all Applicable Laws applicable to the Business and the Purchased Assets. Each of the Vendors holds all Material Licences and Permits necessary to carry on the Business or to use, own or lease any of the Purchased Assets used by such Vendor. Other than as set out in Section 4.1.20 of the Disclosure Statement, each Material Licence and Permit is valid, subsisting and in good standing and neither Vendor, Gogama nor Elk Lake is in Material default or breach of any Licence and Permit and, to the knowledge of the Vendors, no proceeding is pending or threatened to revoke or limit any such Licence or Permit.

4.1.21	Expropriation. To the knowledge of the Vendors, no written notice of any condemnation or expropriation proceeding relating to the Lands, the Leased

Premises or the Purchased Assets for the operation of the Business has been received by either Vendor, Gogama or Elk Lake which is currently outstanding or, to the Vendors’ knowledge, is pending or threatened against any of the Lands, the Leased Premises, the Purchased Assets, the Gogama Assets or the Elk Lake Assets.

4.1.22	No Other Purchase Agreements. Except with respect to rights of first refusal set out in the Equity Entities Agreements with respect to the purchase of Equity Interests in the Equity Entities and analogous rights set out in similar agreements with respect to the Forest Tenure Entities, each of which is specified at Section 4.1.22 of the Disclosure Statement, no Person other than the Purchaser has any agreement, option, understanding or commitment or any related preferred privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment of any nature for the purchase from the Vendors of any of the Purchased Assets (other than sales of inventory in the Ordinary Course).

4.1.23	Indebtedness and Capital Lease Obligations. At the Closing Date, the Business, will have no liability for any Indebtedness and, except as set forth in Section 4.1.23 of the Disclosure Statement, will not be liable or subject to any Capital Lease Obligations. The Assumed Liabilities do not include any Indebtedness.

4.1.24	Renewal of Forest Tenures. No written notice or other written statement, or, to the best of the Vendors’ knowledge, verbal notice or other verbal statement, which is currently outstanding, has been received by the Vendors, advising or threatening the cancellation, amendment, non-renewal or non-extension of any of the Forest Tenures.

4.1.25	Absence of Changes. Other than as set forth in Section 4.1.25 of the Disclosure Statement, since December 31, 2009, the Vendors have carried on the Business and conducted their operations and affairs of the Business in the Ordinary Course and there has not been:

4.1.25.1	any Material Adverse Change;

4.1.25.2	any Material damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets or the Business;

4.1.25.3	any Material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of the Business, other than those incurred in the Ordinary Course;

4.1.25.4	any cancellation of accounts receivable of the Business in an amount exceeding $250,000 in each instance or $500,000 in the aggregate;

4.1.25.5	any write-down of the value of any inventory or any portion thereof of the Business in amounts exceeding $250,000 in each instance or $500,000 in the aggregate;

4.1.25.6	any general increase in the compensation of Employees, or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof (having an annual salary or remuneration in excess of $85,000) or the execution of any employment contract with any officer or employee (having an annual salary or remuneration in excess of $85,000), or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Business;

4.1.25.7	the termination, or the communication of an intention or threat to terminate, by a Material timber supplier of the Business of its relationship with the Vendors, or of the intention to reduce substantially the quantity of products or services it sells to the Vendors;

4.1.25.8	made any negative Material change in the method of billing customers of the Business or the credit terms made available by either Vendors to customers of the Business; or

4.1.25.9	any change in the accounting or tax practices followed by the Business, other than accounting changes required by GAAP.

4.1.26	GST. With respect to the goods and services tax (“GST”) under the Excise Tax Act (Canada), the Vendors are each registered for GST purposes and Domtar’s registration number is 101438984 and DPPPI’s registration number is 834476160 RT001. All amounts of GST required to be collected by the Vendors in relation to the Business have been collected and all amounts of GST required to be remitted to the Receiver General for Canada by the Vendors related to the Business have been remitted, when due.

4.1.27	Withholdings. In respect of the Business, the Vendors have each withheld, up to Closing, from all payments made to any Employees or former employees, officers, directors, shareholders and partners of the Business and to all such Persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by Applicable Law and has caused to be remitted or will by Closing cause to have been remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Vendors have each or will have each, by Closing, remitted to the proper Governmental Authority within the time required by Applicable Law, or made adequate provision therefore, all Canada Pension Plan and Quebec Pension Plan contributions, employment insurance premiums, employer’s health taxes and other Taxes payable in relation to the Business in respect of the Employees employed at the Business and the Vendors have each charged, collected and remitted, by Closing, all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made by it.

4.1.28	Employee Accruals. All accruals for unpaid vacation pay, premiums for unemployment insurance, Canada Pension Plan, Quebec Pension Plan, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the Books and Records and will be reflected in the Estimated Working Capital Statement.

4.1.29	Tax Status. Each Vendor is a resident of Canada, as defined in the Income Tax Act (Canada).

4.1.30	Litigation. Except as disclosed in Section 4.1.30 of the Disclosure Statement, there are no Material claims, demands, actions, proceedings, suits, arbitrations, grievances, investigations outstanding, pending or, to the best of the knowledge of the Vendors, threatened against either Vendor, any of the Purchase Assets related to the operation of the Business before any court, arbitrator or administrative or regulatory body or other Governmental Authority, domestic or foreign.

4.1.31	Employees. Section 4.1.31 of the Disclosure Statement, together with the compensation information relating to Jean-François Mérette provided to the Purchaser under separate cover (collectively, the “Employee Information Statement”), contain as at the date of this Agreement, the employee numbers and titles or job classifications of all individuals, unionized and non-unionized, employed or engaged in the Business (other than those engaged in respect of the Trout SFL forest operations through subcontractors), the date each such Employee was hired, the rate of remuneration of each such Employee (including bonus, commission and securities-based compensation, if applicable), benefits, vacation entitlement, and the employee numbers of each Employee on long term disability, workers’ compensation or other leave of absence, whether paid or unpaid. Except as set out in the Employee Information Statement, there are no other Employees engaged or employed in the Business as at the date of this Agreement.

4.1.31.1

With respect to the Employees and all former employees of the Business, as the case may be: (i) except as set out in Section 4.1.31 of the Disclosure Statement, no Salaried Employee has any written or oral employment agreement which provides for a period of notice of termination of employment, or any severance payment in addition to or in lieu thereof, which is greater than that to which such Employee would reasonably be expected to have at common law, the Civil Code of Quebec or by statute; (ii) all data respecting each Employee’s age, job classification, remuneration, length of service and entitlement to benefits under the Benefit Plans as specified in the Employee Information Statement is accurate in all Material respects and there have been no changes thereto made or promised except in the Ordinary Course of the Business; and (iii) except for the Collective Agreements and the DFL Collective Agreement, the Vendor is not, directly or indirectly, party to any collective or other agreement or understanding with any labour union or association of employees in relation to the Business and the Collective Agreements and the DFL Collective Agreement have not been amended except as described in Section 4.1.31 of the Disclosure Statement; and

4.1.31.2	All current assessments under workers’ compensation legislation in relation to the Business and all of the Vendors’ contractors and subcontractors have been paid or accrued by the Vendors. The Business has not been and is not subject to any additional or penalty assessment under such legislation which has not been paid and has not been given notice of any audit and the Vendors have no knowledge of any audit in connection with these matters.

4.1.32	Benefit Plans. Section 4.1.32 of the Disclosure Statement identifies each and every Benefit Plan. The Vendors have delivered to or made available to the Purchaser current, correct and complete copies of all Benefit Plans. Each Assumed DC Plan is maintained in Material compliance with its terms and with the requirements prescribed by any and all Applicable Laws that are applicable to such Assumed DC Plan. Without limiting the foregoing:

4.1.32.1	each Assumed DC Plan is, and has been, established, registered, qualified, administered, funded, and invested, in Material compliance with its terms, Applicable Laws and applicable Collective Agreements;

4.1.32.2	no Assumed DC Plan is or has ever been a defined benefit pension plan, has ever been part of a defined benefit pension plan, or has ever transferred assets to or accepted a transfer of assets from a defined benefit pension plan;

4.1.32.3	all contributions to, and payments from, each Assumed DC Plan that may have been required to be made in accordance with the terms of any such Assumed DC Plan, and, where applicable, the Applicable Laws of the jurisdictions that govern such Assumed DC Plan, have been made in a timely manner;

4.1.32.4	all Material reports, returns and similar documents with respect to any Assumed DC Plan required to be filed with any Governmental Authority or distributed to any Assumed DC Plan participant have been duly filed on a timely basis or distributed;

4.1.32.5	there are no pending investigations by any Agency or Governmental Authority involving or relating to a Assumed DC

Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Assumed DC Plan), suits or proceedings against any Assumed DC Plan or asserting any rights or claims to benefits under any Assumed DC Plan that could give rise to a liability nor, to the knowledge of the Vendor, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding; and

4.1.32.6	each of the Vendors’ Unionized DB Pension Plans is and has been, established, registered, qualified, administered, funded, and invested, in Material compliance with its terms, Applicable Laws and applicable Collective Agreements.

4.1.33	Environmental Matters. This Subsection 4.1.33, to the exclusion of the other provisions of this Agreement, sets forth in full the representations and warranties made by the Vendors in this Agreement that deal with, refer to or cover any matter relating to the Environment, Contaminants, Environmental Laws, Environmental Liabilities and Environmental Permits. Except as disclosed in Section 4.1.33 of the Disclosure Statement in respect of the Purchased Assets and the Business:

4.1.33.1	the Vendors, the Business and the Purchased Assets are in compliance in all Material respects with all Environmental Laws;

4.1.33.2	the Business has all Environmental Permits required for the operation of the Business, all of which, as at the date hereof, are listed in Section 4.1.33 of the Disclosure Statement. Each Environmental Permit is valid and neither Vendor is in Material default of any Environmental Permit and no proceeding is pending or, to the knowledge of the Vendors, threatened by any Governmental Authority to revoke, modify or limit any such Environmental Permits;

4.1.33.3	the Vendors have not received any written notice of any outstanding, pending or threatened Orders, claims, actions, prosecutions or investigations, which is currently outstanding, against the Vendors with respect to any Environmental Liabilities of the Business or the Purchased Assets or alleging any breach of, default or liability under Environmental Laws with respect to the Business or the Purchased Assets or relating to the presence of any Contaminants, or a release or a threat of a release of any Contaminants on, at, from or to the Lands, the Leased Premises or the lands included in the Forest Tenures;

4.1.33.4	the Vendors have made available to the Purchaser all environmental reports, environmental site assessments and environmental audits in possession of the Vendors at the date hereof with respect to the Business and the Sawmills, a list of which is included in Section 4.1.33 of the Disclosure Statement (the “Environmental Reports”); the Purchaser agrees that all matters disclosed in the Environmental Reports are considered to be accepted exceptions to the above representations and warranties and will not give rise to any claim for breach of such representations and warranties.

4.2	The Purchaser.

The Purchaser hereby makes the following representations and warranties to the Vendors, recognizing that the Vendors are relying on such representations and warranties in entering into the transactions contemplated by this Agreement.

4.2.1	Status. The Purchaser is a corporation duly organized and validly subsisting in good standing under the laws of its jurisdiction of organization and has all necessary corporate power, capacity and authority to own its property and assets, to carry on its business as now conducted, to enter into this Agreement and all other agreements, documents and instruments to be delivered by the Purchaser hereunder and to perform the transactions contemplated by this Agreement.

4.2.2	Due Authorization. This Agreement and the Other Transaction Documents have been duly authorized and this Agreement has been, and all the Other Transaction Documents will be, duly executed and delivered by the Purchaser and constitute and will constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Other than the Shareholder Consent and the conditional approval of the TSX-Venture, both of which have been obtained prior to the date hereof, no other consents or proceedings under Applicable Laws or rules of the TSX-Venture on the part of the Purchaser are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby.

4.2.3	Consents. The execution, delivery and performance of this Agreement and the Other Transaction Documents will not, including without limitation the issuance of the Purchase Price Shares, will not require the Purchaser to obtain any consent, waiver, authorization, Order or approval of, or make any filing with or give notice to, any Person, including any Governmental Authority, other than: (a) in connection with or in compliance with the Competition Act; and (b) such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to prohibit or materially delay the Purchaser’s ability to perform its obligations under this Agreement, including without limitation the issuance of the Purchase Price Shares.

4.2.4	No Violation. The Purchaser is not in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound, except for such violations or defaults which would not be reasonably likely to prohibit or materially delay the Purchaser’s ability to perform its obligations under this Agreement, including without limitation the issuance of the Purchase Price Shares.

4.2.5	Absence of Legal Conflict. The execution and delivery of this Agreement by the Purchaser, and subject to the receipt of the Consents and the Shareholder Consent, the performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated by this Agreement, including without limitation the issuance of the Purchase Price Shares, will not:

4.2.5.1	conflict with or violate the constating documents of the Purchaser or any resolution of its directors or shareholders in force and effect at the date hereof;

4.2.5.2	conflict with or violate any Applicable Law or Order to which the Purchaser or by which its properties are bound or affected, the conflict with which or violation of which would prohibit or materially delay the Purchaser’s ability to perform its obligations under this Agreement or operate the Business from and after the Closing, but only to the extent that such inability to operate the Business from and after the Closing arises solely as a result of a condition event or circumstance affecting the Purchaser prior to the Closing; or

4.2.5.3	result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or affected and which would prohibit or materially delay the Purchaser’s ability to perform its obligations under this Agreement or operate the Business from and after the Closing.

4.2.6	Purchase Price Shares. The Purchase Price Shares will, at Closing, be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Purchaser; no shareholder of the Purchaser or other Person has any pre-emptive rights with respect to the issue of Purchaser Shares; no consent of Securities Regulators in connection with the issuance of the Purchaser Price Shares is required other than the approval of the TSX Venture Exchange; and no shareholder approval is required under Securities Laws or other Applicable Laws other than the Shareholder Consent, which has been obtained.

4.2.7	Securities Matters.

4.2.7.1	The Purchaser is a reporting issuer or the equivalent in good standing in all of the jurisdictions where this is required in accordance with all applicable securities laws in each such jurisdiction and the respective rules, regulations, prescribed forms, blanket orders and blanket rulings under such laws together with applicable published policies, policy statements and notices of the securities regulatory authorities in such jurisdiction (the “Securities Laws”), and no securities commission, stock exchange or similar authority in any such jurisdiction (the “Securities Regulators”) has issued any order preventing or suspending the distribution of Purchaser Shares, nor instituted proceedings for that purpose or any other purposes and, to the knowledge of the Purchaser, no such proceedings are pending or contemplated; the Purchaser is in compliance, in all material respects, with all of its applicable continuous disclosure obligations under the Securities Laws;

4.2.7.2	the Purchaser has filed all documents required to be filed by it with the Securities Regulators under applicable Securities Laws, and no document has been filed on a confidential basis with the Securities Regulators that remains confidential at the date hereof other than in connection with the Purchaser’s Equity Financing. All information and statements contained in the documents filed in accordance with applicable Securities Laws (the “Filings”) were true and correct as at the date of the Filings;

4.2.7.3	no material fact or information has been omitted from the Filings which is required to be stated therein or is necessary to make the statements or information contained therein not misleading in light of the circumstances under which they were made; and

4.2.7.4	except as has been disclosed in the Filings, there has been no material adverse change (actual, anticipated, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or ownership of the Purchaser since the end of its last completed fiscal years for which financial statements have been reported on by its auditors and filed with the Securities Regulators.

4.2.8	Purchaser Equity Financing. To the knowledge of the Purchaser, the equity subscription agreements delivered to the Vendors under separate cover on or prior to the date hereof, constitute legal, valid and binding obligations of the counterparties thereto, enforceable in accordance with their terms and to the knowledge of the Purchaser, no counterparty thereto has provided written notice to the Purchaser of its intention to terminate his or her commitments thereunder.

4.2.9	GST. The Purchaser is registered for GST purposes and the Purchaser’s registration number is 84239-7671-RT0001.

4.2.10	Investment Canada. The Purchaser is a Canadian within the meaning of the Investment Canada Act (Canada).

5.	COVENANTS

5.1	Access and Information.

(a)	Prior to the Closing or the date of the Termination of this Agreement, to the extent in the Vendors’ possession or reasonably available to either of them, the Vendors shall make available to the Purchaser, its representatives and legal, accounting, financial, engineering and professional advisors and lenders after the date of execution of this Agreement reasonable access to the Purchased Assets, any Books and Records, Contracts, title documents, plans, reports (including forecasts), Licences and Permits, Leases, orders, books of account, accounting records, financial statements, plans, performance results, correspondence and all other documents and information relating thereto (including, if requested, copies thereof), and the senior management of the Business (including Patrick Bélisle and Jean-François Merette) and of the Vendors during regular business hours and upon reasonable advance notice, and shall forthwith furnish, or cause to be furnished, to the Purchaser any existing financial and operating data or other information that is or becomes available in the ordinary course with respect to the Purchased Assets and the Business in order to assist the Purchaser in the preparation and review of transfer documents necessary for Closing, assist the Purchaser in connection with the transition of the Business and the Employees and facilitate the requests of the Purchaser’s lenders with the understanding and agreement that there shall be no obligation of the Vendors to consent to any access that could in any Material respect be harmful to the Business in the event that Closing was not completed or that could violate Applicable Law. The Purchaser further undertakes to exercise its rights hereunder in such manner as to minimize disruption of the operations of the Business or of the Vendors, or the Employees.

(b)

Prior to the Closing or the date of the Termination of this Agreement, to the extent in the Purchaser’s possession or reasonably available to it, the Purchaser shall make available to the Vendors, their representatives and legal, accounting, financial, engineering and professional advisors after the date of execution of this Agreement reasonable access to the books and records, contracts, title documents, plans, reports (including forecasts), licences and permits (including forest tenures), leases, orders, books of account, accounting records, financial statements, plans, performance results, correspondence and all other documents and information relating thereto (including, if requested, copies thereof), and the senior management of the Purchaser during regular business hours and upon reasonable advance notice, and shall forthwith furnish, or cause to be furnished, to the Purchaser any existing financial and operating data or other information that is or becomes available in the ordinary course with respect to the Purchaser in order to assist the Vendors in their evaluation of the Purchaser’s business and value of the Purchase Price Shares, with the understanding and agreement that there shall be no obligation of the Purchaser to consent to any access that could in any Material respect be harmful to the its business in the event that Closing was not completed or that could violate Applicable Law. The Vendors further undertake to exercise their rights hereunder in such manner as to minimize disruption of the operations of the business of the Purchaser or of the Purchaser, or the Employees.

(c)	The Parties hereby agree that from the execution of this Agreement, until the Closing, all communications for the purposes of this Section 5.1 (other than with respect to Patrick Bélisle and Jean-François Merette) or for any other purpose generally relating to the Business, shall be directed to, or channelled through, each Party’s legal counsel or (i) in respect of the Vendors, Patrick Loulou and such other persons as the Vendors may advise to ensure a smooth and efficient flow of communications and data and (ii) on behalf of Purchaser, Rick Doman and Michael Liggett and such other persons as Purchaser may advise from time to time. All communications with or between other persons shall have been previously authorized by said representatives of the Vendors and the Purchaser, and the Parties further agree that after points of contacts have been established between representatives of the Purchaser and representatives of Vendors, and vice versa, no further authorizations or restrictions on communications shall be required or applicable in respect of such Persons with each other.

5.2	Operations Until Closing.

Except as otherwise consented to in writing by the Purchaser, from the date of this Agreement until the Closing Date, each Vendor shall:

5.2.1	manage the Purchased Assets, conduct the Business and maintain the Books and Records in the Ordinary Course of the Business;

5.2.2	use all reasonable commercial efforts to, in the Ordinary Course, maintain inventory levels of the Business until the Closing Date;

5.2.3	promptly advise the Purchaser of any Material Adverse Change;

5.2.4	promptly advise the Purchaser of:

5.2.4.1	its intention to make any or of any Material change in the present business organization of the Business;

5.2.4.2	any notice of loss or loss of any services of employees of grade 18 level or higher;

5.2.4.3	its intention to make any or of any Material change in any of its relationships with customers, suppliers and others having business dealings with it;

5.2.4.4	its intention to make any or of any impairment of the Business in any Material respect;

5.2.4.5	any instance of a customer of the Business terminating, or communicating to the Vendors the intention or threat to terminate, its relationship with the Vendors or the Business, or the intention to reduce substantially the quantity of products or services it purchases from the Vendors or the Business, or its dissatisfaction with the products or services sold by the Vendors or the Business, except in the case of customers whose purchases from the Business are not, in the aggregate, Material to the Business;

5.2.4.6	its intention to make any or of any payment or announcement of bonuses or incentive compensation paid to Non-Unionized Employees, other than the payment of 2009 bonuses scheduled for March 2010;

5.2.4.7	any shift reduction, temporary or permanent shutdown, termination, discontinuance, closure or disposal of any Sawmill or any Material portion of the Woodland Operations; and

5.2.4.8	any notice received by the Vendors or any Equity Entity by a Person who is a counterpart to any Contract relating to an AAC.

5.2.5	continue, in full force and effect, all insurance policies and coverage currently maintained on the Purchased Assets to and including until the Closing Date;

5.2.6	provide to the Purchaser within seven (7) Business Days of the end of the preceding month

5.2.6.1	the monthly Sawmill Variance Analysis in respect of the Business prepared by the Vendor in accordance with its past reports practice, as soon as practicable after their respective preparation; and

5.2.6.2	a monthly calculation of the working capital as at the end of the preceding month, calculated in accordance with Exhibit B.

5.2.7	provide to the Purchaser within five (5) days of its receipt thereof any financial or other reports relevant to the Business received by it from any Equity Entity or Forest Tenure Entity.

5.3	Negative Covenants of the Vendors.

Except as contemplated by this Agreement, or otherwise consented to in writing by the Purchaser, the Vendors covenant not to do or permit to be done any of the following, from the date of this Agreement until Closing:

5.3.1	Except as required by Applicable Law or pursuant to any Benefit Plans or Collective Agreements in accordance with their terms as at the date of this Agreement or in the Ordinary Course of Business: (i) grant or commit to any Employee any increase in compensation (other than routine increases in compensation consistent with past practice with respect to Non-Unionized Employees not exceeding $500,000 in aggregate; (ii) grant or commit to any Employee any increase in severance or termination payments, or enter into new, or amend existing agreements respecting employment, compensation or termination (including Benefit Plans, bonuses, incentive compensation, non-pension employee benefits, deferred compensation, insurance, profit sharing, and other forms of compensation or benefits) with such a Person, including pursuant to any amendment, replacement or extension of the Collective Agreements, provided that nothing in this Agreement shall preclude the Vendor from terminating an Employee, from paying annual bonuses and incentive compensation to Non-Unionized Employees in the Ordinary Course of the Business;

The Vendors shall inform the Purchaser, prior thereto, of any proposed salary increase to any Employee to exceed 5% of the salary of this Employee as at the date of this Agreement.

5.3.2	Except in the Ordinary Course of the Business:

5.3.2.1	sell, transfer or otherwise dispose of, or agree to sell, transfer, pledge, lease, encumber or otherwise dispose of, any Purchased Assets other than obsolete or surplus assets or inventory which inventory may be disposed of in the Ordinary Course;

5.3.2.2	enter into any agreement which obligates the Vendor to pay more than $250,000 in the aggregate and that cannot be terminated without cost or liability to the Business on not more than 30 days’ notice;

5.3.3	Relinquish any rights of Material value to the Business with respect to any Contracts, Leases or Licences and Permits or terminate or make a Material modification or amendment to any of the Contracts (including Collective Agreements), Leases or any of the Licences and Permits to the extent such Contracts, Leases or Licences and Permits are of Material value to the Business;

5.3.4	Make any changes to the existing accounting practices related to the Business, except as required by Applicable Law, a change in GAAP or provided herein;

5.3.5	Directly or indirectly solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any portion of the Purchased Assets (other than sales of inventory in the Ordinary Course of the Business) or directly or indirectly participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Vendors will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing;

5.3.6	Notwithstanding Sections 5.2 and 5.3, nothing in this Agreement shall be deemed to prohibit the Vendors from effecting temporary closures of Sawmills or start ups of Sawmills prior to Closing.

5.4	Independent Inquiry and Forward Looking Information.

5.4.1	The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Purchased Assets and the Business, (ii) has had independent legal, financial and technical advice relating to the Business and the terms of this Agreement and the documents to be executed pursuant hereto and (iii) subject to its rights and remedies pursuant to this Agreement, including its right to be indemnified for, among other things, breaches or inaccuracies of the representations and warranties of the Vendors, including the information contained in the Disclosure Statement, the Purchaser will not assert any claim against the Vendors or any of their respective Affiliates, hold the Vendors or any of their respective Affiliates liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Vendors concerning the Vendors, the Purchased Assets or the Business (including any information, documents or material made available to the Purchaser in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement);

5.4.2

The Vendors acknowledges and agrees that (i) they have made their own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Purchase Price Shares and the business of the Purchaser, (ii) has had independent legal, financial and technical advice relating to Domtar’s purchase of the Purchase Price Shares, the business of the Purchaser, the sale by the Vendors to the Purchaser of the Purchased Assets and the terms of this Agreement and the documents to be executed pursuant hereto and (iii) subject to their rights and remedies pursuant to this Agreement, including their right to be indemnified for, among other things, breaches or inaccuracies of the representations and warranties of the Purchaser including the information contained in the Disclosure Statement, the Vendors will not assert any claim against the Purchaser or any of its Affiliates, hold the Purchaser or any of its Affiliates liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Purchaser concerning the Purchaser, the Purchased Purchase Price Shares or the business of the Purchaser (including any information, documents or material made available to the Vendors in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement) The Purchase Price Shares will be subject to resale restrictions and will bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date which is four months and one day after the Closing Date will be inserted].”

and

“WITHOUT PRIOR WRITTEN APPROVAL OF THE EXCHANGE AND COMPLIANCE WITH APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [the date which is four months and one day after the Closing Date will be inserted].”

5.4.3	Any implied warranty or similar rights applicable to any of the transactions contemplated hereby under any Applicable Law of any jurisdiction is hereby expressly and irrevocably waived by each Party hereto to the fullest extent permitted by Applicable Law, and each Party hereto agrees that it shall not seek to enforce any such implied warranties or similar rights against the other Party.

5.4.4	The Vendors and the Purchaser each acknowledge that they have exchanged and may hereafter continue to exchange receive certain estimates, projections and other forecasts for the Business or the business of the Purchaser, and certain plan and budget information (collectively, the “Forward Looking Information”). The Parties acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that they are familiar with such uncertainties, that they take full responsibility for making their own evaluation of the adequacy and accuracy of all Forward Looking Information furnished to them and that they shall not assert any claim against the other Parties or any of their Affiliates or hold any of them liable with respect to such Forward Looking Information. Except as set out in this Agreement and the Other Transaction Documents, the Parties make no representation or warranty with respect to any Forward Looking Information referred to in this Subsection 5.4.4. Notwithstanding the foregoing, this Subsection 5.4.4 shall not apply to any Forward Looking Information that is contained in, made available pursuant to or that is the subject of any representation, warranty, covenant, obligation or agreement in this Agreement or the Other Transaction Documents.

5.5	Consents, Regulatory Approvals and Other Authorizations.

5.5.1	Each of the Parties shall take, or cause to be taken, all commercially reasonable actions and efforts and do, or cause to be done, all commercially reasonable things and promptly execute and file, or join in the execution and filing of, any application, filing or other document that may be necessary, proper or advisable to permit and diligently pursue the completion of the transactions contemplated by this Agreement and the performance of their obligations hereunder in accordance with the terms hereof, including obtaining the authorizations, Consents, Orders and approvals of all Governmental Authority or other Person which may be reasonably required, or which the Vendors or the Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement and the performance of its obligations hereunder, and shall co-operate with each other in connection therewith and provide such other information to any Governmental Authority or Person as such Governmental Authority or Person may reasonably request in connection therewith. The obligations set forth in this Section 5.4 shall include, without limitation, the obligation of the Parties to use all commercially reasonable efforts to obtain as soon as reasonably possible and in any event, prior to the Closing Date:

5.5.1.1	the Consents, including undertaking any action required to obtain the Competition Act Approval;

5.5.1.2	as applicable, the re-issuance in the name of the Purchaser of new rights in replacement of any Leases or Licences and Permits (including the Forest Tenures) which cannot, or because of the practice of the applicable Governmental Authority will not, be transferred to the Purchaser by way of assignment;

5.5.1.3	the issuance to Isidore Roy Limited of a common share of The Vermilion Forest Management Company Ltd. as well as the execution and delivery to Isidore Roy Limited of the required license(s) and agreement(s) required for Isidore Roy Limited to harvest the harvest allocation corresponding to it a as holder of Class A shares of The Vermilion Forest Management Company Ltd.

5.5.1.4	provide notice to, and obtain all necessary waivers, consents and approvals or releases from, other parties to Contracts, Leases, Licences and Permits and other agreements, understandings and documents to which it is a party or by which it or its properties are bound or affected.

The Vendors shall have primary responsibility to obtain the documents referred to in Subsection 5.5.1.3 above as well as the Consents to the assignment of the Contracts, Leases and the Licences and the Permits (other than the Forest Tenures and any consent required under the Act Respecting the Acquisition of Farm Land by Non-Residents (Quebec), which shall be the primary responsibility of the Purchaser, with the understanding that the Vendor will co-operate with Purchaser and provide the Purchaser with any support and/or information reasonably requested with respect to same) provided that (a) the Purchaser shall be provided with not less than two (2) Business Days’ advance notice of any written requests for consent or other written communications with respect to the Consents before they are sent by the Vendors and the Vendors shall incorporate all reasonable suggestions of the Purchaser into such written requests for Consents or other communications, and (b) the Purchaser shall be entitled to participate in any meetings or discussions with any party from whom a Consent is requested whether in person or by telephone, with respect to the Consent. The Parties will use reasonable commercial efforts (which in the case of the Purchaser shall not require it to expend monies other than for its out-of-pocket costs and expenses for its legal counsel and accountants in obtaining Consents) to try to cause any third party who is a party to a Contract which is to be assigned to the Purchaser to release the Vendors from any on-going liability arising under the Contract after the Closing Date. The Purchaser shall be responsible for obtaining the Competition Act Approval and shall be responsible for payment of all filing fees, costs and other charges applicable to the applications for same.

5.5.2	Without limiting the generality of the obligations of the Parties set forth in Subsection 5.5.1, the Parties further agree as follows:

5.5.2.1	Each Party to this Agreement agrees to make promptly (but in no event later than thirty (30) days following the date of this Agreement) its respective filings, if necessary, pursuant to the Competition Act in connection with the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the Competition Act or that may be reasonably requested by the Competition Authorities in connection therewith;

5.5.2.2

Each Party to this Agreement shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Competition Authority relating to the matters that are the subject of this Agreement and permit the other Party’s counsel to review in advance any proposed communication by such Party to any Competition Authority. Neither of the Parties to this Agreement shall agree to participate in any meeting with any Competition Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Competition Authority, gives the other Party the opportunity to attend and participate at such meeting. The Parties to this Agreement shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the Competition Act. The Parties to this Agreement shall provide each other’s counsel with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Competition Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Business, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns;

5.5.2.3	If any of the Competition Authorities advise the Purchaser that it has concerns about the competitive impact of the transactions contemplated by this Agreement, the Purchaser shall use its commercially reasonable efforts to secure the necessary approval and consent of the Competition Authorities to complete the transactions contemplated by this Agreement and to avoid or eliminate any and every other impediment under the Competition Act that may be asserted by any Competition Authority so as to enable the Parties hereto to successfully consummate the transactions contemplated by this Agreement as promptly as practicable, including, as commercially reasonable, negotiating, offering to take and, if such offer is accepted, effecting by consent agreement or order, hold separate arrangement, so as to enable the transactions contemplated by this Agreement to be completed as soon as practicable, but for greater certainty in no event shall the Purchaser be required by any Competition Authority to divest any assets;

5.5.2.4

The Purchaser shall not enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that could reasonably be expected to make it more difficult, or to increase the time required, to obtain the expiration or termination of the applicable waiting periods under the Competition Act. Neither the Purchaser or the Vendor shall enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that could reasonably be expected to make it more difficult, or to increase the time required (i) to avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (ii) to obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

5.6	Notification Covenant regarding Representations.

Each of the Parties will promptly advise the other of any event or circumstance which becomes known to it after the date of this Agreement that would render any representation or warranty of such other Party untrue in any Material respect if made on and as of the Closing Date or would result in a Material breach by such Party of its obligations under this Agreement. Prior to the Closing, each Party shall notify the other if such Party obtains knowledge that any representation or warranty in this Agreement is not true and correct in all Material respects, or if such Party obtains knowledge of any Material errors in, or omissions from, the Disclosure Statement.

5.7	Transition Services.

The Parties shall diligently, promptly and in good faith work to settle and complete the TS Agreement as soon as practicable and, in any event, on or before Closing.

5.8	Letters of Credit.

The Purchaser shall arrange at Closing for, and provide, such guarantees as may be required to replace and release the Vendor from all Letters of Credit, it being understood that the Purchaser may, at its option, deliver such guarantees within three (3) Business Days following Closing, subject however to delivering at Closing to Ogilvy Renault LLP in trust an amount equal to the aggregate amount of all Letters of Credit as a guarantee in favour of the Vendors until the replacement of all Letters of Credit, such amount to be returned to the Purchaser by Ogilvy Renault LLP as soon as practicable following receipt by the Vendors of the original Letters of Credit and corresponding releases, to the extent applicable.

5.9	Ear Falls Easement.

DPPPI may seek the relevant severance and easement consents from the committee of adjustments and any other applicable governmental authority prior to the Closing Date in order to (a) sever the Ear Falls Sawmill Lands from the Ear Falls Rail Line Parcel so as to convey and transfer the Ear Falls Sawmill Lands to the Purchaser (the “Severance Consent”), and (b) grant perpetual easements in favour of the Purchaser over and with respect to the Ear Falls Rail Line Parcel so as to provide the Purchaser with access to, and ingress to and egress from, the Ear falls Sawmill Lands (the “Easement Consents”, and together with the Severance Consents, the “Consents”)), in each case as is required in order to comply with the Planning Act (Ontario). The Consents shall be deemed to have been obtained to the extent that: (i) all appeal periods have expired or no appeal was launched, or if launched, such appeals have been withdrawn or dealt with to the satisfaction of DPPPI and the Purchaser and (ii)

all conditions imposed pursuant to the Consents have been fulfilled, which conditions do not negatively impact upon the Ear Falls Sawmill Lands as determined by the Purchaser in its sole discretion acting reasonably. The satisfaction of any conditions with respect to the Consents shall be at the sole cost and expense of DPPPI. Prior to DPPPI submitting any applications for the Consents, it shall provide all materials relating to such applications to the Purchaser for review and approval, such approval not to be unreasonably withheld or delayed. DPPPI shall also provide the Purchaser with any correspondence and other material that DPPPI provides or receives with respect to the applications for the Consents, within two (2) Business Days of delivery or receipt thereof by DPPPI. DPPPI shall deliver a copy of any decisions in respect of the Consents as soon as it obtains such decisions and covenants and agrees to keep the Purchaser advised of DPPPI’s efforts to obtain such Consents. For greater clarity, all costs and expenses incurred or arising with respect to the Consents (including any appeals or conditions) shall be the responsibility of DPPPI.

The Purchaser covenants to cooperate with DPPPI to obtain the Consents. This Purchaser obligation shall survive the Closing of the transaction contemplated in this Agreement.

In the event that DPPPI obtains the Consents prior to the Closing Date, DPPPI shall grant or cause to be granted to the Purchaser, on or prior to the Closing Date, perpetual easements over and with respect to the Ear Falls Rail Land Parcel, which easements shall be in form and substance satisfactory to the Purchaser, acting reasonably. The Purchaser agrees to assist and support DPPPI at DPPPI’s expense in seeking the Easements Consents from the committee of adjustments and any other applicable governmental authority for such perpetual easements in favour of the Purchaser.

In the event that DPPPI does not obtain the Consents prior to the Closing Date, the Purchaser agrees to purchase the Ear Falls Rail Line Parcel from DPPPI for no additional consideration at Closing as part of the Purchased Assets and agrees to grant easements to DPPPI, on the Closing Date, with respect to the Ear Falls Rail Line Parcel for a period of 21 years less one day.

In the event that DPPPI obtains the Consents after the Closing Date, the Purchaser shall reconvey title to the Ear Falls Rail Line Parcel to DPPPI at DPPPI’s expense , and DPPPI shall grant to the Purchaser perpetual easements over and with respect to the Ear Falls Rail Land Parcel, which easements shall be in form and substance satisfactory to the Purchaser, acting reasonably. Any land Transfer Taxes incurred in connection with such reconveyance shall be assumed by the Vendors.

DPPPI shall do, or cause to be done, all acts and things as may be reasonably necessary to support the Purchaser’s application for title insurance in respect of the Ear Falls Sawmill Lands and the Ear Falls Rail Line Parcel, if transferred as a result of the Consents not being obtained prior to the Closing Date, including delivery of any statutory declaration to the Purchaser’s designated title insurer, in form and substance acceptable to said title insurer and all required title searches, off-title enquiries, historical studies and the preparation of a report on title addressed to the Purchaser’s designated title insurer, all as will be sufficient to enable the Purchaser to acquire title insurance on or before Closing on similar terms to other Lands insured by the Purchaser including the nullification of any transfer of title to any parcel comprising the Ear Falls Sawmill Lands and the Ear Falls Rail Line Parcel, if transferred as a result of the Consents not being obtained prior to the Closing Date, as a result of any failure on the part of any person to comply with the provisions of the Planning Act (Ontario). For greater certainty, DPPPI shall be required to do all acts and things necessary to ensure that the title insurance available to the Purchaser on or prior to Closing for the Ear Falls Sawmill Lands and the Ear Falls Rail Line Parcel, if transferred as a result of the Consents not being obtained prior to the Closing Date, contains substantially the same insurance coverage as is available to the Purchaser in connection with the Sawmills located at Nairn Centre and Timmins.

In the event that it is later determined that DPPPI owned one or more adjacent parcels of land to the Ear Falls Sawmills Lands or the Ear Falls Rail Line Parcel, if transferred as a result of the Consents not being obtained prior to the Closing Date, that were not included in the transfer to the Purchaser on Closing in contravention of the Planning Act (Ontario) (the “Additional Lands”), DPPPI covenants and agrees to hold the Additional Lands in trust for the Purchaser and to convey the Additional Lands at no additional cost to the Purchaser (including assumption by the Vendors of the payment of any applicable land Transfer Taxes), to assist with rectification of the title to the Additional Lands, to forthwith deliver to the Purchaser a new transfer of lands, in registrable form, and to assist with rectification of the title to and in connection with the Ear Falls Sawmill Lands, the Ear Falls Rail Line Parcel, if transferred as a result of the Consents not being obtained prior to the Closing Date, and the Additional Lands (including the Ear Falls Rail Line Parcel), resulting from the violation of the Planning Act (Ontario), in each and any case, the costs and expenses of which shall be the sole responsibility of DPPPI (including assumption by the Vendors of the payment of any applicable land Transfer Taxes). DPPPI shall do, or cause to be done, all acts and things as may be reasonably necessary to support the Purchaser’s application for title insurance in respect of the Additional Lands, including delivery of any statutory declaration to the Purchaser’s designated title insurer, in form and substance acceptable to said title insurer and all required title searches, off-title enquiries, historical studies and the preparation of a report on title addressed to the Purchaser’s designated title insurer, all as will be sufficient to enable the Purchaser to acquire title insurance on similar terms to other Lands insured by the Purchaser including the nullification of any transfer of title to the Ear Falls Sawmill Lands and the Ear Falls Rail Line Parcel, if transferred as a result of the Consents not being obtained prior to the Closing Date, as a result of any failure on the part of any person to comply with the provisions of the Planning Act (Ontario). For greater certainty, DPPPI shall be required to do all acts and things necessary to ensure that the title insurance available to the Purchaser for the Additional Lands contains substantially the same insurance coverage as is available to the Purchaser in connection with the Sawmills located at Nairn Centre and Timmins.

5.10	Dryden Forest Lands Collective Agreement.

The Purchaser will, effective as of the Closing Date and by operation of Applicable Law, become bound by the DFL Collective Agreement and shall assume all of the Vendors’ obligations and liabilities thereunder as such liabilities and obligations relate to, and result from, the Trout Forest Overlapping Agreement and the completion of the transactions contemplated in this Agreement. The parties shall cooperate with each other and in good faith in order to manage the DFL Collective Agreement as it relates to the Trout Lake SFL and the Trout Forest Overlapping Agreement in a mutually beneficial manner (including with a view of minimizing costs relating thereto), the Vendors hereby undertaking not to allow any modification to the DFL Collective Agreement that would be inconsistent with the terms and conditions of the Trout Forest Overlapping Agreement.

5.11	Vermilion B2B Agreement.

The Parties will, as of the Closing Date, enter into an agreement substantially in the form set forth in Exhibit K (the “Vermilion B2B Agreement”) providing for the sale by Domtar to the Purchaser of a certain quantity of SPF saw logs from forest resource licenses held by Domtar in the Sudbury Forest and providing for an option of Domtar to purchase from the Purchaser a certain quantity of pulpwood logs from the Purchaser from forest resource licenses to be held by the Purchaser in the Sudbury Forest.

5.12	Purchaser Equity Financing

The Purchaser will, prior to Closing, complete the Purchaser Equity Financing and, in such respect will use its commercially reasonable efforts to secure additional equity or debt financing in order to reduce the aggregate Share Value of the Purchase Price Shares required to be taken by Domtar as partial consideration to not less than $15,200,000.

5.13	Corporate Opinion

The Vendors shall use their commercially reasonable efforts to deliver at Closing a legal opinions in form and substance satisfactory to the Vendor and the Purchaser and their respective counsel, acting reasonably, relating inter alia to the corporate status of Elk Lake Planing Mill Limited, Anthony-Domtar Inc. and each of the Forest Tenure Entities.

5.14	Commission de la protection du territoire agricole Approval

The parties agree that to the extent the Purchaser has not obtain prior to the Closing Date the consents required under the Act Respecting the Acquisition of Farm Land by Non-Residents (Quebec) for the purposes of the acquisition of the Lands identified in Section 5.14 of the Disclosure Statement, Domtar and the Purchaser shall negotiate and enter into a 99-year lease agreement pursuant to which Domtar will lease such property to the Purchaser for an aggregate amount of $1.00, on an entirely net basis, with the Purchaser assuming all costs related thereto (including, for purposes of clarity, municipal and school taxes and all insurance costs). Such lease agreement shall also provide for an obligation of the Purchaser to diligently pursue the requests for the required consents under the aforementioned act and to proceed with the acquisition of such property once same have been obtained, such purchase to be made for an aggregate amount of $1.00 (plus applicable taxes).

5.15	United States Customs Bond

At the Closing, Purchaser shall deliver to Vendors a replacement (or, to the extent the beneficiary thereof will not permit replacement, back-up) customs bond in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies, in each case reasonably satisfactory to Vendors, to replace (or, to the extent required, as described above, to collateralize) the portion of the customs bond currently posted by Domtar Industries, Inc. and Domtar Inc. in connection with the Business with the Department of the Treasury – United States Customs Service in the amount of US$800,000, it being understood that the Purchaser may, at its option, deliver such replacement customs bond within three (3) Business Days following Closing, subject however to delivering at Closing to Ogilvy Renault LLP in trust an amount of US$750,000 as a guarantee in favour of Domtar until the replacement (or collateralization) of such bond, such amount to be returned to the Purchaser by Ogilvy Renault LLP as soon as practicable following receipt by Domtar of such original bond or of satisfactory evidence of the collateralization of same, as applicable.

6.	CONDITIONS OF CLOSING

6.1	Mutual Conditions.

The obligation of the Vendors to complete the sale of the Purchased Assets contemplated by this Agreement and of the Purchaser to complete the purchase of the Purchased Assets as contemplated by this Agreement is subject to the satisfaction of each of the following conditions:

6.1.1	No Violations of Laws. No Applicable Law or Environmental Law is in force, and no action has been taken under any Applicable Law or Environmental Law by any Governmental Authority, and no Order of a court or Governmental Authority shall be in effect that: (a) makes it illegal or otherwise, directly or indirectly, restrains, enjoins or prohibits the completion of the transactions contemplated by this Agreement or (b) could reasonably be expected to impose any condition or restriction, (excluding any condition or restriction relating to the transfer of the Forest Tenures to the Purchaser herein) that, after Closing, has a Material Adverse Effect;

6.1.2	Material Consents. Each of the Material Consents shall have been obtained on or before the Time of Closing and such consents shall be on terms satisfactory to the Parties, acting reasonably, save and except any Material Consent in respect of a Forest Tenure to the extent the failure to obtain same has been taken into account in accordance with Exhibit F; and

6.1.3	Antitrust Approvals. The Competition Act Approval shall have been obtained; and

The foregoing conditions are inserted for the mutual benefit of the Vendors and the Purchaser and may be waived in whole or in part only if jointly waived in writing by the Vendor and the Purchaser.

6.2	Conditions for the Benefit of the Purchaser.

The obligation of the Purchaser to complete the purchase of the Purchased Assets at the Closing as contemplated by this Agreement is subject to the satisfaction of each of the following conditions:

6.2.1	Representations and Warranties. The representations and warranties of each of the Vendors contained in this Agreement shall be true and correct in all Material respects (except for representations and warranties already subject to a materiality qualification, which shall be true and correct in all respects) at the date hereof and, except for those made in Subsections 4.1.11, 4.1.18, 4.1.25 (excluding 4.1.25.1), 4.1.26, 4.1.27 and 4.1.31.2, at the Time of Closing as if made at and as of each such date and time;

6.2.2	Covenants. The covenants and agreements of each of the Vendors to be performed prior to or at the Time of Closing shall have been duly performed in all respects;

6.2.3	Material Adverse Change. There shall have been no Material Adverse Change since the date hereof; and

6.2.4	Closing Documents and Actions. The Vendors shall have delivered the documents and performed the actions specified in Section 7.1.

The foregoing conditions are for the exclusive benefit of the Purchaser and may be waived, in writing, by the Purchaser, in whole or in part.

6.3	Conditions for the Benefit of the Vendors.

The obligation of the Vendors to complete the sale of the Purchased Assets at the Closing as contemplated by this Agreement is subject to the satisfaction of each of the following conditions:

6.3.1	Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the date hereof and at the Time of Closing as if made at and as of each such date and time;

6.3.2	Covenants. The covenants and agreements of the Purchaser to be performed prior to or at the Time of Closing shall have been duly performed in all respects; and

6.3.3	Purchaser Equity Financing. The Purchaser shall have completed the Purchaser Equity Financing substantially as set forth in Exhibit G, subject to Section 5.12;

6.3.4	Exclusion of Sawmills. Not more than one (1) Sawmill shall have been excluded from the transactions contemplated herein pursuant to the terms of Exhibit F; and

6.3.5	Closing Documents and Actions. The Purchaser shall have delivered the documents and performed the actions specified in Section 7.2.

The foregoing conditions are for the exclusive benefit of the Vendors and may be waived, in writing, by the Vendors, in whole or in part.

6.4	Termination.

This Agreement may be terminated by notice given prior to or at the Closing as follows:

6.4.1	by mutual written agreement of the Parties;

6.4.2	by the Purchaser by notice in writing to the Vendors if any condition in Section 6.2 has not been satisfied by the Termination Date or the Extended Termination Date, as the case may be, and the Purchaser has not waived such condition on or before such date;

6.4.3	by the Vendors by notice in writing to the Purchaser if any condition in Section 6.3 has not been satisfied by the Termination Date or the Extended Termination Date, as the case may be, and the Vendors have not waived such condition on or before such date; or

6.4.4	by any Party by notice in writing to the others if the conditions set forth in Subsections 6.1.1, 6.1.2 or 6.1.3 have not been satisfied by the Extended Termination Date and the Parties have not waived such condition on or before such date; or

6.4.5	by the Vendors pursuant to the terms of Section 6.5 hereof.

Provided that either the Vendor or the Purchaser may also bring an action against the other for damages suffered where the non-performance or non-fulfilment of the relevant condition is a result of a breach of a covenant, representation or warranty contained in this Agreement by the others and such Party has not used all reasonable commercial efforts to cure such breach prior to the Closing.

6.5	Break Fee.

In the event that the conditions to Closing at Subsections 6.1.1, 6.1.2, 6.1.3, 6.2.1, 6.2.2 and 6.2.3 have been satisfied or waived by the beneficiary thereof and the

Vendor has confirmed to the Purchaser in writing that it is prepared to proceed to Closing and deliver the documents and perform the actions specified in Section 7.1 on the Closing Date, but the Purchaser is unable, or refuses to, proceed to the Closing of the transactions contemplated herein on the Closing Date as contemplated by this Agreement and as required by Section 3.1 with respect to the Closing Date and Section 2.3 with respect to the payment of the Purchase Price, the Vendors may, by notice in writing, terminate this Agreement and request the payment of the Break Fee, and the Purchaser shall pay to the Vendor the Break Fee on the first Business Day after such notice of termination as sole remedy and exclusive remedy of the Vendors and without any further recourse. The portion of the Break Fee held in escrow by the Escrow Agent shall be released to the Vendor in the circumstances described above pursuant to the terms of the Escrow Agreement.

7.	CLOSING MATTERS

7.1	Vendors’ Closing Documents.

At the Closing, the Vendors will deliver the following to the Purchaser:

7.1.1	evidence of the receipt of those Material Consents obtained by the Vendors prior to the Closing, together with any other consents, approvals and authorizations referred to in Section 5.4 obtained by the Vendors;

7.1.2	a certified copy of a resolution of the Board of Directors or other authorizing resolution of the Vendors authorizing the sale and transfer of the Purchased Assets, respectively, as contemplated by this Agreement and the execution and delivery of this Agreement and all documents to be executed and delivered by the Vendors pursuant hereto;

7.1.3	a certificates of a senior officer of each of the Vendors as to the incumbency of the signatories on behalf of the Vendors and certifying the accuracy as of the Closing Date of the Vendors’ representations and warranties and the performance of their covenants to be performed at or before the Closing;

7.1.4	the discharge and release of all Encumbrances listed and identified for discharge in the Section 1.1.108 of the Disclosure Statement;

7.1.5	the Tax Elections executed by the Vendors, as applicable;

7.1.6	all deeds, documents of title, conveyances, bills of sale, transfers, assignments, and indentures and other documents necessary or desirable to effect the assignment, transfer and sale of the Purchased Assets as contemplated by this Agreement; the deeds of transfer relating to the Lands to be registered on title shall not contain any additional representation or warranty other than those contained herein and such deeds shall be prepared by the Vendors and submitted to the Purchaser at least ten (10) Business Days prior to Closing;

7.1.7	a legal opinion of counsels to the Vendors, in form and substance satisfactory to the Vendors and the Purchaser and their respective counsel, acting reasonably, relating inter alia to the corporate status of the Vendors and the Equity Entities (other than Elk Lake and Anthony-Domtar Inc.) (collectively, the “Opinion Entities”), the due authorization and necessary corporate action for the execution, delivery and performance of this Agreement and the Other Transaction Documents to which each of the Opinion Entities is a party, and the non-violation of applicable law and constating documents as a result of the execution and delivery thereof; and

7.1.8	the Other Transaction Documents executed by the Vendors; and

7.1.9	such other documents as may be requested by the Purchaser, acting reasonably.

7.2	Purchaser’s Closing Documents.

At the Closing, the Purchaser will deliver the following to the Vendors:

7.2.1	payment of the Purchase Price pursuant to Section 2.3, together with any Taxes to be remitted to the Vendors as contemplated by Section 3.6;

7.2.2	evidence of the receipt of those Material Consents obtained by the Purchaser prior to the Closing, together with any other consents, approvals and authorizations referred to in Section 5.5.1 obtained by the Purchaser;

7.2.3	a certified copy of resolutions of the directors and shareholders (to the extent required) of the Purchaser authorizing the purchase of the Purchased Assets as contemplated by this Agreement and the execution and delivery of this Agreement and all documents required to be executed by the Purchaser pursuant hereto;

7.2.4	a certificate of a senior officer of the Purchaser certifying the accuracy as of the Closing Date of the representations and warranties of the Purchaser and the performance by the Purchaser of its covenants to be performed at or before the Closing;

7.2.5	the Tax Elections executed by the Purchaser, as applicable;

7.2.6	the Other Transaction Documents executed by the Purchaser;

7.2.7	a corporate opinion of counsel to the Purchaser, in form and substance satisfactory to the Vendors and the Purchaser and their respective counsel, acting reasonably, relating inter alia to the corporate status and reporting issuer status of the Purchaser, the due authorization and necessary corporate action for the execution, delivery and performance of this Agreement and the Other Transaction Documents, and the non-violation of applicable law and constating documents as a result of the execution and delivery thereof; and

7.2.8	all deeds, documents of title, conveyances, bills of sale, transfers, assignments, and indentures and other documents necessary or desirable to effect the assignment, transfer and sale of the Purchased Assets as contemplated by this Agreement; the deeds of transfer relating to the Lands to be registered on title shall not contain any additional representation or warranty other than those contained herein and such deeds shall be prepared by the Vendors and submitted to the Purchaser at least ten (10) Business Days prior to Closing; and

7.2.9	such other documents as may be requested by the Vendors, acting reasonably.

7.3	Terms of Closing.

Closing shall not be completed, nor shall the documents tabled for delivery at Closing be delivered, until all conditions of Closing (including the deliveries contemplated by this Article 7 and the conditions set out in Article 6) have been fulfilled or waived. Except as set out in Section 3.1, the Closing shall be effective as of the first moment in time on the Closing Date.

7.4	Books and Records.

Following the Closing, the Vendors will deliver or make available to the Purchaser, all Books and Records in its possession.

8.	EMPLOYEE MATTERS

8.1	Purchaser to Become Successor Employer

The Purchaser shall become the successor employer under the Collective Agreements and shall be bound by and comply with the terms of such Collective Agreements effective from the Closing Date. The Purchaser shall recognize the service of the Employees who accept the Purchaser’s offer of employment with the Vendor up to the Closing Date as required by applicable legislation.

8.2	Offer of Employment.

At least one (1) week before the Closing Date, the Purchaser shall offer, in writing, employment to all Non-Unionized Employees (with the exception of those Non-Union Employees in Quebec) on terms and conditions of employment, including salary, incentive compensation and benefits, which the Vendors and Purchaser shall have prior thereto jointly determined acting reasonably to be substantially comparable in the aggregate to those the Non-Unionized Employees are currently entitled (the “Offer”). Except for those Non-Union Employees receiving long-term disability benefits, the Offer shall be effective as of the Closing Date. For those Non-Union Employees receiving long-term disability benefits, the Offer shall be effective as of the date he or she is approved to return to work. The Purchaser shall provide to the Vendors in advance drafts of proposed written Offers for the Vendors’ approval thereof acting reasonably.

8.3	Confirmation of Employments.

At least one (1) week before the Closing Date, the Purchaser shall confirm, in writing, all Non-Unionized Employees in Quebec that their employment is being transferred to the Purchaser (the “Notice”) effective as of the Closing Date. For those Non-Union Employees receiving long-term disability benefits, the Notice shall be effective as of the date he or she is approved to return to work. The Notice shall specify that their employment shall continue on terms and conditions of employment, including salary, incentive compensation and benefits, which are substantially comparable in the aggregate to those the Non-Unionized Employees in Quebec are currently entitled. The Purchaser shall provide to the Vendors in advance a draft of the proposed Notice for the Vendors’ approval thereof acting reasonably.

8.4	Labour and Employment Disputes.

All grievances, references and arbitrations under the Collective Agreements, applications, complaints, disputes, claims, actions, suits, demands or other proceedings relating to those Employees who become employees of the Purchaser at the Closing Date made, filed, commenced or instituted before or after the Closing Date, including those based substantially on events that occurred or were initiated before that date (the “Grievances”), will be the sole responsibility of the Purchaser, including any resulting obligation to comply with any award, Order, decision or other result, whether monetary or otherwise except, with respect to any monetary award or similar Order, decision or other result rendered prior to the Closing Date. The Grievances as of the date hereof are listed in Section 8.4 of the Disclosure Statement.

8.5	Termination Compensation.

If the Purchaser at any time after the Time of Closing terminates without just cause the employment of a Non-Unionized Employee who accepted the offer of employment under Section 8.2 or the continuation of employment confirmed under Section 8.3 and who was employed continuously with the Purchaser since the date such Employee became employed by the Purchaser, the Purchaser will recognize the continuous service of any such Employee with the Vendors in determining the appropriate reasonable notice period.

8.6	Employee Costs.

The Vendors shall be responsible for all Employee Costs.

8.7	Pension and Other Benefits.

The respective obligations and liabilities of the Vendors and the Purchaser in respect of the pension and other Benefit Plans referred to in Section 4.1.32.6 hereof shall be determined in the manner set forth in Exhibit A.

9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1	Survival of Representations and Warranties.

9.1.1	The representations and warranties made by the Parties contained in this Agreement will survive the Closing and, notwithstanding the Closing, shall continue in full force and effect for the benefit of the Parties, subject to the provisions of this Section 9.1.

9.1.2	Except as provided in Subsection 9.1.3, no Warranty Claim may be made or brought by a Party after the date which is two (2) years following the Closing Date, other than with respect to any claims made by a Party in writing prior to the expiration of such period in accordance with Subsection 10.5.1; and

9.1.3	Any Warranty Claim which is (i) based upon fraud by a Party, or (ii) which relates to a breach of Section 4.1.8 may be made or brought by such Party at any time.

10.	INDEMNIFICATION

10.1	Indemnity by the Vendors.

The Vendors hereby agree to on a joint and several basis, indemnify and save the Purchaser harmless from and against any claims, demands, actions, causes of action, damage and Loss suffered by the Purchaser as a result of:

10.1.1	any breach of any covenant or agreement on the part of the Vendors contained in this Agreement;

10.1.2	any breach of any representation or warranty made by the Vendors contained in this Agreement;

10.1.3	the Excluded Liabilities; and

10.1.4	any corporate reorganization, restructuring, sale of business or other corporate transaction of the Vendor, or from a partial or full wind-up of one or more of the Vendors’ Unionized DB Pension Plans, as defined in Exhibit A hereto, as a result of which the Purchaser becomes obligated to provide pension benefits from the Purchaser’s DB Pension Plans in respect of pension benefits earned by Employees prior to the Closing Date under the Vendors’ Unionized DB Pension Plans.

10.2	Indemnity by the Purchaser.

The Purchaser hereby agrees to indemnify and save the Vendors harmless from and against any claims, demands, actions, causes of action, damage and Loss suffered by the Vendors as a result of:

10.2.1	any breach any covenant or agreement on the part of the Purchaser contained in this Agreement;

10.2.2	any breach of any representation or warranty made by the Purchaser contained in this Agreement; and

10.2.3	the Assumed Liabilities.

10.3	Limitations on Warranty Claims.

The liability of the Parties with respect to any claims under Subsections 10.1.2 or 10.2.2 (each a “Warranty Claim”) shall be subject to the following:

10.3.1	The amount of any damages which may be claimed by a Party pursuant to a Warranty Claim shall be calculated to be the Loss to such Party after giving effect to any insurance proceeds available to such Party and any and all recoveries from any other Persons against which there may be indemnity rights pursuant to Contracts in relation to the matter which is the subject of the Warranty Claim. A Party shall use all commercially reasonable efforts to collect such insurance proceeds or claims with respect to indemnity rights against other Persons under the Contracts;

10.3.2	That no Warranty Claim for Losses may be made by either the Vendor or the Purchaser for any individual item where the Loss relating thereto is less than fifty thousand dollars ($50,000) and any items which are less than such amount shall not be aggregated for the purposes of Section 10.3.3;

10.3.3	The Purchaser shall not be entitled to make any Warranty Claim until the aggregate amount of all Losses incurred by its as a result of all breaches of warranties contained in this Agreement, after taking into account Section 10.3.1, is equal to $1,100,000. After the aggregate amount of such Losses incurred by the Purchaser exceeds $1,100,000, the Purchaser shall be entitled to make Warranty Claims only in respect of Losses which exceed, in the aggregate $1,100,000;

10.3.4	Notwithstanding any other provisions of this Agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the maximum aggregate liability of the Vendors in respect of all Warranty Claims will be limited to $45,000,000;

10.3.5	Notwithstanding any other provisions of this Agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the maximum aggregate liability of the Purchaser in respect of all Warranty Claims will be limited to the Share Value of the Purchase Price Shares.

10.4	Acknowledgement.

The Vendor expressly disclaims, and the Purchaser acknowledges, that the Purchaser is, subject to Article 4, purchasing the Purchased Assets on an “as is, where is” basis and at its risk and peril, and that that except for the representations and warranties set out in Article 4, the Vendor has not made nor has the Purchaser relied upon any representations, warranties or conditions, expressed or implied, statutory or otherwise, relating to the Vendor, the Purchased Assets or the Business.

The Purchaser expressly disclaims, and the Vendors acknowledge, that Domtar is, subject to Article 4, purchasing the Purchase Price Shares on an “as is, where is” basis and at its risk and peril, and that that except for the representations and warranties set out in Article 4, the Purchaser has not made nor have the Vendors have not received any “offering memorandum” as defined under applicable Securities Law from the Purchaser nor have they relied upon any representations, warranties or conditions, expressed or implied, statutory or otherwise, relating to the Purchaser, the Purchase Price Shares or the business of the Purchaser.

10.5	Provisions Relating to Indemnity Claims.

The following provisions will apply to any claim for indemnification pursuant to Sections 10.1 and 10.2 hereof (hereinafter, in this Section 10.3, called an “Indemnity Claim”).

10.5.1	In the event that a Party (the “Indemnified Party”) shall become aware of any matter in respect of which another Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Indemnified Party will provide to the Indemnifying Party written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances;

10.5.2	If an Indemnity Claim relates to an alleged liability to any other Person (in this Article 10, called a “Third Party Liability”), including any Governmental Authority or any taxing authority, which is of a nature such that the Indemnified Party is required by any Applicable Law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the Third Party Liability can be implemented or completed, then the Indemnified Party may, notwithstanding the provisions of this Section 10.6, make such payment and forthwith demand reimbursement for such payment from the Indemnifying Party in accordance with this Agreement; provided that, if the Third Party Liability as finally determined upon completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Indemnifying Party in respect of the related Indemnity Claim, then the Indemnified Party shall forthwith following the final determination pay to the Indemnifying Party the amount by which the amount of the Third Party Liability as finally determined is less than the amount which is so paid by the Indemnifying Party;

10.5.3	No Party shall negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to or may assert an Indemnity Claim, except with the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed);

10.5.4	With respect to any Third Party Liability, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

10.5.4.1	except as contemplated by Subsection 10.5.4.3 below, the Indemnifying Party will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Indemnified Party shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the Indemnifying Party in the settlement of the Third Party Liability; and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences);

10.5.4.2	the Indemnifying Party will co-operate with the Indemnified Party in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Indemnified Party at all reasonable times to discuss the Third Party Liability; and

10.5.4.3	notwithstanding Subsections 10.5.4.1 and 10.5.4.2, the Indemnifying Party will not settle the Third Party Liability, except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

10.5.5	If, with respect to any Third Party Liability, the Indemnifying Party declines to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

10.5.5.1	the Indemnified Party, shall assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and defend or settle the Third Party Liability on such terms as the Indemnified Party, acting in good faith, considers advisable provided that, the Indemnifying Party shall not settle any Third Party Liability without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and

10.5.5.2	the Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto shall provide each other with copies of all relevant documentation promptly as it becomes available and shall provide each other with access to all records and files relating to the defense of the Third Party Liability and will meet with each other’s representatives at all reasonable times to discuss the Third Party Liability.

10.6	Sole Remedy.

From and after the Closing Date, the sole and exclusive remedy of the Parties hereto in connection with the matters set forth in Sections 10.1 or 10.2 hereof shall be pursuant to the indemnification provisions set forth in this Agreement.

10.7	Characterization of Indemnity Payments.

All amounts paid by a Party under this Article 10 shall be treated as adjustments to the Purchase Price for all Tax purposes.

11.	RISK OF LOSS

Until the Closing Date, the Purchased Assets will be and remain at the sole risk of the Vendors. If prior to the Closing Date any of the Purchased Assets are destroyed or damaged by fire or any other casualty or shall be expropriated or seized by any Governmental Authority, the Vendors shall, at the option of the Purchaser either: i) assign or transfer to the Purchaser the proceeds of insurance for such destruction or damage (to the extend such Purchased Asset(s) is/are insured and up to the actual cash value (on a depreciated cost basis) of such Purchased Asset as determined by a third party appraiser reasonably acceptable to the Vendors, the Purchaser and the Vendors’ insurers) or the compensation for such expropriation or seizure paid or payable to the Vendors, as applicable; or ii) only in the case of the total loss or complete destruction of a Sawmill, shall, subject to Section 6.2.3, agree to exclude from the transaction contemplated herein such Sawmill and reduce the Purchase Price by the amount set forth in column C beside such Sawmill in Exhibit F or, with respect to the Ear Falls sawmill or the Sullivan remanufacturing facility located at 126, rue Georges Dumont, Val d’Or, Quebec, an amount of $5,500,000 and $3,000,000 respectively.

12.	POST-CLOSING MATTERS

12.1	Possession Following Closing Date.

Except as otherwise specified in this Agreement, form and after the Closing Date the Purchaser will be entitled to take sole and exclusive possession of and enjoy the Purchased Assets to the exclusion of the Vendors and the Purchased Assets will be at the risk of the Purchaser.

12.2	Post-Closing Access.

In addition to any other rights contemplated or provided herein, (i) the Purchaser will provide to the Vendors all reasonable access to the Purchased Assets, including the Books and Records, as the Vendors may reasonably request at any time and from time to time after the Closing Date for the purposes of accounting, audit, tax, bank regulatory compliance or litigation matters pertaining to the Vendors, including completion of various adjustment calculations and other matters contemplated by this Agreement; and (ii) the Vendors will provide to the Purchaser all reasonable access to the assets and books and records of the Vendors as the Purchaser may reasonably request at any time and from time to time after the Closing Date for the purposes of accounting, audit, tax, bank regulatory compliance or litigation matters pertaining to the Purchaser or the Purchased Assets, including completion of various adjustment calculations and other matters contemplated by this Agreement.

Such post-Closing access shall be granted to the Vendors or the Purchaser, and to their respective directors, officers, employees, agents and other authorized representatives designated in writing by the Party requesting such access (the “Accessing Party”) from another Party (the “Accessed Party”) from time to time for the purposes of such access, within a reasonable time after the Accessing Party has delivered written notice to the Accessed Party specifying the type of access the Accessing Party desires and the books and records the Accessing Party wishes to have access to. The Accessing Party shall be responsible for the acts or omissions of itself and any of the aforesaid Persons in the course of such access and shall ensure that any and all said access does not disrupt the Accessed Party or the operation of its business. The Accessing Party shall be entitled to take extracts from the books and records of the Accessed Party in respect of periods prior to the Closing Date, but shall not be entitled to information relevant to periods from and after the Closing Date. The Accessing Party will bear the reasonable out-of-pocket costs and expenses of any such access and extracts of information requested from time to time. The Accessing Party covenants and agrees that it shall not, and shall cause its directors, officers, employees, agents and other representatives not to, disclose, divulge, furnish, publish or use for its benefit, or for the direct or indirect benefit of any other Person, any confidential or proprietary information relating to the business of the Accessed Party, the Purchased Assets or the Accessed Party obtained by the Accessing Party or its directors, officers, employees, agents and other representatives in accordance with this Section 12.2. The Accessing Party shall restrict access to, and use of, such confidential and proprietary information to those Persons requiring such access and only to the extent of such requirement, and shall advise each such Person that such information is the proprietary property of the Accessed Party and is highly confidential and that access thereto is restricted except as directly required for use in accordance with the terms of this Section 12.2.

12.3	Post-Closing Information.

Domtar shall supply to the Purchaser, upon a written request to that effect and subject to Applicable Laws, such current information as may be reasonably requested by Purchaser with respect to the funded status of the Vendors’ Unionized DB Pension Plans, it being understood that such obligation shall be limited to the delivery of information in the possession of Domtar and shall not in any way impose upon Domtar any obligation to produce or order additional analysis, work or research in respect thereto.

12.4	Covenant Not to Compete.

For a period of two (2) years from and after the Closing Date, the Vendors and their Affiliates will not engage directly or indirectly in any sawmilling, lumber processing and lumber sale business (a “Competing Business”) within the geographical limits of Quebec and Ontario provided that the foregoing restrictions shall not restrict the Vendors or any of their Affiliates (i) from acquiring or combining with a business having at the time of its acquisition not more than 25% of its gross revenues attributable to a Competing Business in Quebec and Ontario and (ii) from directly or indirectly holding or having an economic interest in up to 15% of the outstanding shares of any publicly traded corporation. Notwithstanding anything to the contrary contained herein, the acquisition of Domtar Corporation or Domtar, or their assets or business, whether directly or indirectly, through purchase, merger, consolidation or otherwise by an arm’s length purchaser that is or has an interest in a Competing Business shall not constitute a breaching of this Section 12.4. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 12.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.5	Non-Solicitation Covenant.

For a period of two (2) years from and after the Closing Date, the Vendors or any Affiliates of the Vendors will not, directly or indirectly, solicit, hire (or assist or encourage any other Person to solicit or hire) or otherwise interfere with the employment relationship of any Employee who becomes employed by the Purchaser in the Business at Closing as a result of this Agreement. For the avoidance of doubt, an Employee will not be deemed to have been solicited for employment solely as a result of a general public advertisement or other such general solicitation of employment.

For a period of two (2) years from and after the Closing Date, the Purchaser or any Affiliates of the Purchaser will not, directly or indirectly, solicit, hire (or assist or encourage any other Person to solicit or hire) or otherwise interfere with the employment relationship of any employee who remains employed with the Vendors after the Closing Date. For the avoidance of doubt, an employee will not be deemed to have been solicited for employment solely as a result of a general public advertisement or other such general solicitation of employment.

For a period of two (2) years from and after the Closing Date, the Purchaser or any Affiliates of the Purchaser will not, directly or indirectly, solicit, hire (or assist or encourage any other Person to solicit or hire) any Employee who does not accept employment with the Purchaser on Closing or who qualifies as an employee of either the Purchaser by operation of law as a result of this Agreement but who declines employment with the Purchaser. For the avoidance of doubt, an Employee will not be deemed to have been solicited for employment solely as a result of a general public advertisement or other such general solicitation of employment.

12.6	Use of Vendors’ Names or Marks.

As soon as practicable following the Closing Date but in no event longer than sixty (60) days after the Closing Date, the Purchaser shall cease using and refrain from any future use of any of the word “Domtar”, any derivative thereof, or any trade, business, domain name, distinctive mark, design or logo currently used by the Vendors in connection with the Business (each a “Domtar Excluded Mark”). Notwithstanding anything to the contrary in this Agreement, Purchaser and Vendors acknowledge that certain existing inventory owned by the Vendors and being sold to third parties may bear Domtar Excluded Marks, and the Purchaser shall not be required to remove such Domtar Excluded Marks, subject to the provisions below. Vendors agree that the Purchaser shall be permitted to use Domtar Excluded Marks for a reasonable transition period as follows:

12.6.1	in no event shall the Purchaser be entitled to use the Domtar Excluded Marks in any kind of advertising, billing, correspondence, customer dealings, sales, or promotions at any time, except to the limited extent permitted hereunder which is limited to the liquidation of inventory including Domtar Excluded Marks; and

12.6.2	the Purchaser shall remove or cover Domtar Excluded Marks from signage, inventory and other assets of the Business at a Sawmill and visible to the public as soon as reasonably practical and in any event no more than thirty (30) days following the Closing Date.

The Purchaser acknowledges and agrees that it is not acquiring any rights to Domtar Excluded Marks and that rights to use any Domtar Excluded Marks (except for transitional uses consistent with those permitted under this Section), and hereby agrees not to use any Domtar Excluded Marks in connection with manufacture, sales, marketing, promotion, or service of any products except for the transitional uses permitted under this Section.

12.7	Certification.

The Purchaser shall use all commercially reasonable efforts to adhere to the same principles as agreed to by the Vendors in the Agreement on Forest Stewardship attached as Exhibit L hereto.

12.8	Equity Entities.

In the event that Domtar is not able to deliver an Equity Interest to the Purchaser at Closing for any reason, but Domtar becomes able to deliver such Equity Interest within 6 months following the Closing, and the Domtar notifies the Purchaser of same in writing, the Purchaser will acquire the relevant Equity Interest from Domtar within thirty (30) Business Days of such notice in consideration for the relevant Equity Amount being paid by the Purchaser to Domtar on the terms and conditions in this Agreement, as applicable.

12.9	Accounts Receivable Collection.

From and after Closing, any payment on account of Accounts Receivable which is received by the Vendors will be the property of the Purchaser and the Vendors will hold such funds in trust for the sole benefit of the Purchaser and the Vendors shall, as soon as practicable, and in any event within five (5) Business Days following such receipt, pay such funds to the Purchaser.

13.	MISCELLANEOUS

13.1	Amendment and Modification; Waiver.

This Agreement may only be amended or modified in writing, signed by all of the Parties. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

13.2	Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

13.3	Public Disclosure.

Except as may be required to comply with the requirements of Applicable Law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution, performance, terms and conditions of this Agreement unless specifically approved in advance by all Parties; provided, however, that to the extent that any Party to this Agreement is required by Applicable Law, to make such a public disclosure, such public disclosure shall only be made after prior consultation with the other Party to this Agreement. The Vendors shall continue to hold in confidence, in the same manner after Closing as before, all confidential information related to the Business and the Purchased Assets remaining in its possession after Closing.

13.4	Assignment.

Subject to the following sentence, no Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto. The Purchaser may assign its rights under this Agreement to any Affiliate of the Purchaser with the prior consent of the Vendors, such consent not to be unreasonably withheld or delayed, provided that the Purchaser continues to be bound by its obligations under this Agreement.

13.5	Entire Agreement.

This Agreement (including the agreements and documents in writing delivered hereunder or herewith as of the date of this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, including the letter agreement between the Parties dated November 2, 2009, as amended, but excluding the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms.

13.6	Planning Act.

This Agreement is conditional on and shall be effective to create an interest in Lands and the Leased Premises located in Ontario only if the applicable land division provisions of the Planning Act (Ontario) are complied with on or before Closing.

13.7	No Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy or any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

13.8	Further Assurances.

Prior to, on and following the Closing Date, each of the Parties agrees that it shall act in good faith with respect to the satisfaction of its obligations under this Agreement, and, at the reasonable request of the other Party, shall, at its own expense, take such actions and do such things and, as the case may be, execute and deliver or furnish such additional agreements, documents and instruments as may, from time to time, be necessary or reasonably desirable to better effectuate the transactions contemplated by this Agreement.

13.9	Counterparts.

This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be considered one and the same agreement. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

13.10	Performance on Holidays.

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

13.11	Notices.

All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile or by registered or certified mail (return receipt requested), but not by email, to the Parties at the following addresses (or at such other addresses as shall be specified by like notice):

13.11.1	if to the Purchaser, to:

EACOM Timber Corporation.

Suite 425 – 5600 Parkwood Way

Richmond, B.C.

V6V 2M2

Attention: CFO/General Counsel

Fax: 604-279-8711

With a copy to:

Heenan Blaikie LLP

2200-1055 West Hastings Street

Vancouver, BC V64 2E9

Attention: Ms. Catherine E. Wade

Fax: 1-866-698-6911

if to the Vendors, to:

Domtar Inc.

c/o Domtar Corporation

395 De Maisonneuve Boulevard West

Montréal, Québec

H3A 1L6

Attention: Vice-President, Corporate Law and Secretary

Fax: (514) 848-6850

With a copy to:

Ogilvy Renault

1 Place Ville-Marie

Suite 2500

Montréal, Québec

H3B 1R1

Attention: Francis R. Legault

Fax: (514) 286-5474

Any notice given by mail shall be effective, if mailed at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, on the fourth Business Day after the post-marked date thereof. Any notice given by facsimile shall be effective on the Business Day following the sending. Any notice delivered personally shall be effective at the time it is delivered to the applicable address noted above either to the individual designated above or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices and communications shall be delivered personally or by facsimile only.

13.12	Language.

Each of the undersigned acknowledges having requested and being satisfied that this Agreement and its accessories be prepared in English. Chacun des soussignés reconnaît avoir demandé que cette entente et ses documents connexes soient rédigés en anglais et s’en déclare satisfait.

13.13	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties as of the date first written above.

DOMTAR INC.

Per:
Name:
Title:

Per:
Name:
Title:

DOMTAR PULP AND PAPER PRODUCTS INC.

Per:
Name:
Title:

Per:
Name:
Title:

EACOM TIMBER CORPORATION

Per:
Name:
Title: